Exhibit 10.9

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

by and between

APPLIED THERAPEUTICS, INC.

and

MERCURY PHARMA GROUP LIMITED

January 3, 2023

TABLE OF CONTENTS

Section 1.DEFINITIONS1

Section 2.LICENSE16

Section 3.ALLIANCE MANAGERS21

Section 4.DEVELOPMENT22

Section 5.REGULATORY AFFAIRS23

Section 6.PRICING AND MARKET ACCESS26

Section 7.COMMERCIALIZATION27

Section 8.MANUFACTURE AND SUPPLY32

Section 9.FINANCIAL PROVISIONS41

Section 10.ACCOUNTING AND PROCEDURES FOR PAYMENT43

Section 11.PATENTS AND INFRINGEMENT45

Section 12.CONFIDENTIALITY; PUBLICATION49

Section 13.WARRANTIES51

Section 14.NON-COMPETITION53

Section 15.TERM53

Section 16.TERMINATION54

Section 17.INDEMNIFICATION, INSURANCE AND LIABILITY61

Section 18.GOVERNING LAW AND JURISDICTION64

Section 19.MISCELLANEOUS66

i

EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

This Exclusive License and Supply Agreement (this “Agreement”) dated as of January 3, 2023 is made by and between Applied Therapeutics, Inc., a company organized and existing under the laws of the State of Delaware in the U.S. with its head office at 545 5th Ave Suite 1400, New York, NY 10017 (“Applied”), and Mercury Pharma Group Limited (trading as Advanz Pharma Holdings), a company organized and existing under the laws of England and Wales with its head office at Capital House, 85 King William Street, London, EC4N 7BL, United Kingdom and registered under number 02330913 (“Advanz”) (each, a “Party” and collectively, the “Parties”).

WHEREAS, Applied is engaged in, among other things, Developing the Compound and the Product and owns or otherwise controls certain Patent Rights and Technology relating thereto;

WHEREAS, Advanz has experience and expertise in the marketing and selling of pharmaceutical products, and desires to acquire the licenses set out in this Agreement including an exclusive license in the Territory to Commercialize the Product in the Field, upon the terms and subject to the conditions set forth herein; and

WHEREAS, Applied desires to grant such license to Advanz.

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein, Applied and Advanz hereby agree as follows:

Section 1.DEFINITIONS

For purposes of this Agreement, the following definitions shall be applicable:

1.1“Acquiror Assets” means, with respect to Patent Rights or Technology (and all Intellectual Property (other than Patent Rights) therein), as applicable, such Patent Rights or Technology (and all Intellectual Property (other than Patent Rights) therein) owned or otherwise Controlled by the Acquiror Group other than:
(a)any Patent Rights or Technology (and all Intellectual Property (other than Patent Rights) therein) the Control of which is transferred from Applied and or its Affiliates (other than the Acquiror Group) to the Acquiror Group;
(b)any improvements, enhancements, modifications and updates to (a); and
(c)any Patent Rights and Technology (and Intellectual Property (other than Patent Rights) therein) owned or Controlled by the Acquiror Group access to which is provided to Applied or any of its Affiliates (other than the Acquiror Group), each to the extent necessary or useful for the Exploitation of the Compound or Product in the Field in the Territory and which are “Applied Patent Rights”  or “Applied Technology” as appropriate.

1.2“Acquiror Group” means a Third Party acquiror of Applied or any Affiliate of such acquiror (other than Applied or any Affiliate controlled (as defined in Section 1.10) by Applied).

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1.3“Additional Indication” means (a) an Indication for the Product outside the Field; and (b) solely to the extent for one of the Licensed Indications, any of Applied’s products other than the Product.
1.4“Additional Indication Notice” shall have the meaning assigned to it in Section 2.5(a).
1.5“Advanz” shall have the meaning assigned to it in the Preamble.
1.6“Advanz Confidential Information” means all information or data, including proprietary information and materials, relating to the business, operations, Technology, Commercialization, Development and Manufacturing activities of Advanz (including sales data of Advanz and any information of Advanz created under or in connection with this Agreement by Advanz), whether in oral, written, graphic, machine-readable form, or any other form, disclosed or made available by or on behalf of Advanz to Applied, Applied’s Affiliates, or its or their respective directors, officers, employees, consultants, contractors or agents or otherwise acquired by any such Persons as a result of or in connection with this Agreement or the Parties’ discussions (whether prior to the execution hereof or thereafter).  Information will be considered Advanz Confidential Information under this Agreement if a reasonable person, given the nature of information and the circumstances of disclosure, would consider such information to be confidential.  Information shall not be considered to be Advanz Confidential Information to the extent that such information is: (a) as of the date of disclosure known to Applied or its Affiliates, as demonstrable in any tangible medium in existence at the time of disclosure; (b) wholly disclosed in published literature, or otherwise is or becomes generally known to the public through no breach by Applied of this Agreement; (c) obtained by Applied or its Affiliates from a Third Party free from any obligation of confidentiality to Advanz or its Affiliates; or (d) independently developed by Applied or its Affiliates without use of or reference to the Advanz Confidential Information.
1.7“Advanz Indemnitees” shall have the meaning assigned to it in Section 17.2.
1.8“Advanz Recall” shall have the meaning assigned to it in Section 5.5(a).
1.9“Advanz Regulatory Activities” means, with respect to the Product for use in the Field in the Territory: (a) collaborating with Applied in accordance with Section 5.3, in connection with determining regulatory plans and strategies for the Product in the Field in the Territory, including the preparation and submission of, the Marketing Authorization Applications hereunder; (b) collaborating with Applied in respect of preparation of the Marketing Authorization Applications in accordance with Section 5.1(b), submitting the Marketing Authorization Applications in Advanz’s name, paying all associated application fees and maintaining any resulting Marketing Authorizations; (c) preparing and filing, in Advanz’s name, the respective local documents and other filings (including Regulatory Filings) with respect to Commercialization (and other Exploitation under Advanz’s control as a result of Advanz exercising its Step-In Rights) of the Product in the Field in the Territory from and after receiving Marketing Authorization for the Product with applicable Regulatory Authorities; and (d) complying with the Advanz obligations in Section 8.2.

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1.10“Affiliate” means, with respect to a Party, any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Party, but for only so long as such control exists.  As used in this Section 1.10, “control” means (a) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities or voting rights, by contract or otherwise; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the voting equity securities in such entity and the terms “controlled” and “controlling” have meanings correlative thereto.  In the case of Advanz, this definition shall exclude any entities which are under common control with Advanz solely as a result of being controlled by Nordic Capital branded or associated investment or management vehicles.
1.11“Agreement” shall have the meaning assigned to it in the Preamble.
1.12“Alliance Manager” shall have the meaning assigned to it in Section 3.1.
1.13“Annual Net Sales” means Net Sales for any Calendar Year.
1.14“Antitrust Laws” means any Applicable Laws having the purpose or effect of prohibiting, restricting or regulating monopolization, lessening of competition, or restraint of trade.
1.15“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state, and local laws, treaties, statutes, or rules, regulations, administrative codes, binding guidance, requirements (whether regulatory, administrative or criminal, including all requirements related to privacy and anti-corruption requirements), ordinances, judgments, decrees, directives, injunctions, orders, or permits (including Marketing Authorizations and their equivalents) of or from any court, Regulatory Authority, or other Governmental Authority having jurisdiction over or related to the subject item.
1.16“Applied” shall have the meaning assigned to it in the Preamble.
1.17“Applied Confidential Information” means all information or data relating to the Applied Technology, Compound or Product (except to the extent this is Advanz Confidential Information) including all pre-clinical or clinical data, manufacturing processes, controls and data, and regulatory dossiers, as well as any other information, including proprietary information and materials, regarding the business, operations, Technology and the supply, Manufacture, Development, Commercialization and other Exploitation activities of Applied, whether in oral, written, graphic, machine-readable form, or any other form, disclosed or made available by or on behalf of Applied to Advanz, Advanz’s Affiliates, or its and their respective directors, officers, employees, consultants, contractors or agents or otherwise acquired by any such Persons as a result of or in connection with this Agreement or the Parties’ discussions (whether prior to the execution hereof or thereafter).  Information will be considered Applied Confidential Information under this Agreement if a reasonable person, given the nature of information and the circumstances of disclosure, would consider such information to be confidential.  Information shall not be considered to be Applied Confidential Information to the extent that such information is: (a) as of the date of disclosure known to Advanz or its Affiliates, as demonstrable in any tangible medium

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in existence at the time of disclosure; (b) wholly disclosed in published literature, or otherwise is or becomes generally known to the public through no breach by Advanz of this Agreement; (c) obtained by Advanz or its Affiliates from a Third Party free from any obligation of confidentiality to Applied or its Affiliates (including in the exercise of its rights or performance of its obligations under this Agreement); or (d) independently developed by Advanz or its Affiliates without use of or reference to the Applied Confidential Information.

1.18“Applied Indemnitees” shall have the meaning assigned to it in Section 17.1.
1.19“Applied Patent Rights” means all Patent Rights owned or otherwise Controlled by Applied or any of its controlled Affiliates as of the Effective Date or at any time during the Term, excluding Acquiror Assets, to the extent that they relate to the Exploitation of the Compound or Product in the Field in the Territory (including the composition of matter, manufacture or use of the foregoing), including the Patent Rights listed in Exhibit B, other than Patent Rights which are Acquiror Assets.
1.20“Applied Recall” shall have the meaning assigned to it in the Section 5.5(a).
1.21“Applied Technology” means any Technology and all Intellectual Property (other than Patent Rights) therein, owned or otherwise Controlled by Applied or any of its controlled Affiliates as of the Effective Date or at any time during the Term, excluding Acquiror Assets, that is necessary or useful for the Development, Manufacture, Commercialization or other Exploitation of the Compound or Product in the Field in the Territory, other than Technology which is Acquiror Assets.
1.22“Audit” shall have the meaning assigned to it in Section 10.8.
1.23“Bulk Product” means the Product (AT-007 liquid suspension) in bulk bottle format for supply to secondary packaging facilities identified by Advanz.
1.24“Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in New York, New York or London, United Kingdom.
1.25“Calendar Quarter” means each of the four (4) three (3)-month periods commencing on January 1 of any Calendar Year and ending on (respectively) March 31, June 30, September 30, and December 31 of such Calendar Year.
1.26“Calendar Year” means the twelve (12)-month period commencing on January 1 and ending on December 31 of any calendar year; provided that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of such calendar year and the last Calendar Year of the Term shall end on the date of expiration or termination of this Agreement.
1.27“cGDP” means the European current good distribution practice standards on the distribution of products, including requirements for transport, storage, distribution and wholesale as specified by Applicable Laws of the relevant Countries at the time of distribution conducted in accordance with this Agreement.

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1.28“cGMP” means the good manufacturing practice standards for methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, distribution or holding of a pharmaceutical product or drug substance as specified by Applicable Laws of the relevant Countries at the time of manufacturing conducted in accordance with this Agreement, including (a) Directive 2003/94/EC; (b) Volume 4, Rules Governing Medicinal Products in the EU, Part I and II; and (c) the Human Medicines Regulations 2012, each as amended from time to time.
1.29“Claims” shall have the meaning assigned to it in Section 17.1.
1.30“Columbia” shall have the meaning assigned to it in Section 1.31.
1.31“Columbia License” means that certain Exclusive License Agreement by and between The Trustees of Columbia University in the City of New York (“Columbia”) and Applied, dated October 26, 2016.
1.32“Columbia Patents” shall have the meaning assigned to it in Section 11.1.
1.33“Commercial Event Milestone 1” shall have the meaning assigned to it in Section 9.2(a).
1.34“Commercial Event Milestone 2” shall have the meaning assigned to it in Section 9.2(a).
1.35“Commercial Event Milestone 3” shall have the meaning assigned to it in Section 9.2(a).
1.36“Commercial Event Milestone 4” shall have the meaning assigned to it in Section 9.2(a).
1.37“Commercial Event Milestone Payments” means the Event Milestone Payments opposite each Commercial Event Milestone, as set forth in Section 9.2(a).
1.38“Commercial Event Milestones” means Commercial Event Milestone 1, Commercial Event Milestone 2, Commercial Event Milestone 3 and Commercial Event Milestone 4.
1.39“Commercialization” means with respect to a pharmaceutical product, any and all activities directed to the marketing, promotion, importation, labeling, distribution, exportation, transport, offering for sale, sale of and having sold such pharmaceutical product, but excluding, Development and Manufacturing.  “Commercialize” and “Commercializing” have correlative meanings.
1.40“Commercialization Plan” shall have the meaning assigned to it in Section 7.2.
1.41“Commercially Reasonable Efforts” means with respect to the efforts to be expended by a Party with respect to the objective that is the subject of such efforts, reasonable, good faith efforts and resources to accomplish such objective that such Party would normally use

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to accomplish a similar objective under similar circumstances, it being understood and agreed that such efforts shall be similar to those efforts and resources consistent with industry practice in pursuing the Commercialization or other Exploitation (as applicable) of pharmaceutical products for treatment of rare diseases in the specialty pharmaceutical industry, taking into account all relevant factors, including the orphan drug and specialty pharmaceutical status of the pharmaceutical product and other regulatory matters, safety and efficacy matters, labeling or anticipated labeling, pricing, present and future market potential, past performance of the pharmaceutical product, financial return (but without taking into account the Royalties or Event Milestone Payments made or required to be made hereunder in the case of Commercialization), medical and clinical considerations, present and future regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due

.

1.42“Competing Product” means any pharmaceutical product, compound, drug substance or preparation for the treatment of a Licensed Indication, or that shows pharmacological activity with respect to aldose reductase, and that is not the Product or Compound.
1.43“Compound” means 2-(4-oxo-3-((5-(trifluoromethyl)benzo[d]thiazol-2-yl)methyl)-3,4-dihydrothieno[3,4-d]pyridazin-1-yl)acetic acid (AT-007 with CAS registry number  2170729-29-8) and the structure shown on Exhibit A, also called govorestat, including all salts, hydrates, solvates, salts and isomers.
1.44“Confidential Information” means the Applied Confidential Information or the Advanz Confidential Information, as applicable.
1.45“Continuity Plan” shall have the meaning assigned to it in Section 19.17.
1.46“Control” or “Controlled” means, with respect to any Intellectual Property, the legal authority or right (whether by ownership, license or otherwise, but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant the applicable access to, or license or sublicense under, such Intellectual Property to the other Party pursuant to this Agreement, without breaching the terms of any agreement or other arrangement with a Third Party, or violating any Applicable Laws.
1.47“Cost of Goods Sold” or “COGs” means Applied’s actual, directly attributable and allocable and, where reasonably requested, evidenced internal and external Costs and Expenses reasonably incurred in Manufacturing Bulk Product for Advanz, including [***] directly relating to the Manufacture of the Product calculated in accordance with Exhibit I and including the components set out in Exhibit G.
1.48“Costs and Expenses” means any direct internal and external costs and expenses that would normally be incurred by the Party by which they are incurred under similar circumstances, it being understood and agreed that such costs and expenses shall be similar to those costs and expenses consistent with industry practice and shall not include any extraordinary costs.
1.49“Country” means a generally recognized sovereign entity or regulatory jurisdiction.

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1.50“Cover(ed)(ing)” means, with respect to any Patent Right and the subject matter at issue, that, but for ownership or a license granted under a Valid Claim of such Patent, the Development, Manufacture, Commercialization or other Exploitation of the subject matter at issue would infringe such Valid Claim, or, in the case of a Patent Application, would infringe a Valid Claim in such Patent Application if it were to issue as a Patent.
1.51“Damages” shall have the meaning assigned to it in Section 17.1.
1.52“Development” or “Develop” means conducting pre-clinical studies and clinical trials (including the Required Existing Studies, Required Post-MA Studies and Other Post-Approval Studies, but excluding, for clarity, PV and Risk Management Studies), as well as developing manufacturing data, processes and controls required for Marketing Authorization, and collecting, validating and analyzing data in connection with the foregoing.
1.53“Development Costs” means any costs, fees or expenses incurred in connection with Development of the Product, as further described in Section 4.3.
1.54“Dispute” shall have the meaning assigned to it in Section 18.3.
1.55“Dispute Notice” shall have the meaning assigned to it in Section 18.3(a).
1.56“Dossier” means the complete master regulatory dossier in e-CTD format for the Product prepared by or on behalf of Applied for submission by Advanz in order to obtain a Marketing Authorization for the Product for use in the Field in the Territory.
1.57“Early Access Program” means any program in the Territory to provide patients with the Product for use in the Field prior to Marketing Authorization and prior to Launch in any Country in the Territory.  “Early Access Programs” include, for example, any named patient programs or compassionate use programs.
1.58“Effective Date” means the date of this Agreement.
1.59“EMA” means the European Medicines Agency or any successor agency thereto.
1.60“English Courts” shall have the meaning assigned to it in Section 18.3(c)(iv).
1.61“Estimated Cost” shall have the meaning assigned to it in Section 8.5(a)(i).
1.62“Event Milestone” shall have the meaning assigned to it in Section 9.2(a).
1.63“Event Milestone Payments” means the amounts set forth in Section 9.2(a) opposite the respective Event Milestones.
1.64“Exploit(ation)” means to research, Develop, Manufacture, Commercialize or otherwise use or dispose of.
1.65“Facility” means, as applicable, those facilities used by or on behalf of Applied (including by its Affiliates, licensees, sublicensees or designees) in the Manufacture or storage of

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(a) Compound, (b) Bulk Product, or (c) materials or services utilized in the Manufacture of Compound or Bulk Product

.  For the avoidance of doubt, “Facility” includes the facilities of Applied’s Third Party contract manufacturers.

1.66“Field” means the use of the Product for the Licensed Indications in humans.
1.67“Financial Stability Event” shall have the meaning assigned to it in Section 19.17.
1.68“FM Continuity Plan” shall have the meaning assigned to it in Section 19.1.
1.69“Force Majeure Event” shall have the meaning assigned to it in Section 19.1.
1.70“Forecast” shall have the meaning assigned to it in Section 8.4(a).
1.71“Galactosemia” means the genetic metabolic disorder in humans resulting in deficiencies in enzymes in the Le Loir pathway of galactose metabolism, resulting in the inability to convert galactose to glucose, known as of the Effective Date as “galactosemia.”
1.72“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.
1.73“IFRS” means international financial reporting standards, which are generally accepted accounting principles.
1.74“Indemnified Party” shall have the meaning assigned to it in Section 17.4(a).
1.75“Indemnifying Party” shall have the meaning assigned to it in Section 17.4(a).
1.76“Indication” means a separate and distinct disease, disorder, illness, or health condition in humans and all of its associated signs, symptoms, stages, or progression (including precursor conditions), in each case for which a separate, or supplemental, Marketing Authorization Application may be filed.  For clarity, subpopulations or patients with a primary disease or condition, however stratified (including stratification by stages of progression, particular combinations of symptoms associated with the primary disease or condition, prior treatment courses, response to prior treatment, family history, clinical history, genotype, phenotype, or other stratification) shall not be deemed to be separate “Indications” for the purposes of this Agreement.
1.77“Initial Commercialization Plan” shall have the meaning assigned to it in Section 7.2.
1.78“Initial Forecast” shall have the meaning assigned to it in Section 8.4(a).
1.79“Initial Royalty Term” means, on a Country-by-Country basis, the period beginning on the Effective Date and ending on the later of: (a) the expiration date of the last Valid Claim Covering the composition of matter of the Compound in the Territory; or (b) ten (10) years from EMA’s grant of the Marketing Authorization for the Product.

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1.80“Intellectual Property” means all Patent Rights, Trademarks, registered designs, design rights, copyrights (including rights in computer software and moral rights), domain names, rights in databases and rights in data, trade secrets, know-how and any and all other intellectual property and proprietary rights in any Country throughout the world, whether registered or not, together with all applications and registrations therefor and all renewals and extensions of such rights or applications whether vested, contingent or future.
1.81“Inventory Stock” shall have the meaning assigned to it in Section 8.11(a).
1.82“IP Rights” shall have the meaning assigned to it in Section 18.2(a).
1.83“Launch” means, on a Licensed Indication-by-Licensed Indication and Country-by-Country basis, the first sale of the Product by Advanz or any of its Affiliates or Sublicensees to a Third Party for end use of the Product for use in such Licensed Indication in such Country after Marketing Authorization has been granted with respect to the Product for use in such Licensed Indication in such Country.  For clarity, clinical trials, so-called “named patient sales,” and “compassionate use sales” or sales under Early Access Programs (other than the Early Access Program in France in accordance with Section 16.1(e)(i)(B)) shall not be construed as a “Launch” hereunder.
1.84“Licensed Indications” means SORD and Galactosemia.
1.85“Licensed Trademarks” means those Trademarks that are Controlled by Applied in the Territory that are used or intended for use to identify the Product for use in the Field in the Territory, as set out in Exhibit C attached hereto (and any such other Trademarks that are Controlled by Applied in the Territory that the Parties agree in writing after the Effective Date shall be used to identify the Product in the Territory, including pursuant to Section 7.4(b)).
1.86“Long Range Forecast” shall have the meaning assigned to it in Section 8.4(b).
1.87“Major Markets” means [***].
1.88“Manufacture” means any and all activities related to making, having made, production, manufacture, processing, filling, shipping and holding of any compound or pharmaceutical product, including process development, testing method development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control, but excluding, for the avoidance of doubt, Secondary Packaging and Release.  “Manufactured” and “Manufacturing” have correlative meanings.
1.89“Marketing Authorization” means a Regulatory Approval that grants the right to place a pharmaceutical product on a market in the Territory (including any individual Country within the Territory).  For the avoidance of doubt, “Marketing Authorization” includes any conditional or qualified authorization.
1.90“Marketing Authorization Application” means an application for a Marketing Authorization.

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1.91“Material Safety Issue” means Applied’s good faith and reasonably evidenced belief that there is an unacceptable risk for harm in humans based upon the observation of serious adverse effects in humans after dosing the Product.
1.92“MHRA” means the Medicines and Healthcare products Regulatory Agency in the United Kingdom or any successor agency thereto.
1.93“Miami” has the meaning assigned to it in Section 1.94.
1.94“Miami License” means that certain Exclusive License Agreement by and between University of Miami (“Miami”) and Applied dated as of October 28, 2020.
1.95“Net Sales” means, with respect to a Product, the gross amounts invoiced by Advanz or its Affiliates or Sublicensees for sale of Product to Third Parties and less the following customary deductions, determined in accordance with IFRS and accounting standards and methods consistently applied throughout Advanz’s organization, to the extent specifically and solely allocated to such Product and actually and properly taken, paid, accrued, allowed, included or allocated:

[***]

1.96“Non-Conformance Dispute” shall have the meaning assigned to it in Section 8.7(c).
1.97“Notice of Non-Conformance” shall have the meaning assigned to it in Section 8.7(a).
1.98“Other Post-Approval Studies” means, with respect to the Compound or Product, in each case, for use in the Field in the Territory, any pre-clinical or clinical studies commenced after receipt of Marketing Authorization for such Product for such use, that are not Required Existing Studies or Required Post-MA Studies including: (a) Phase IV studies (including health outcomes and health services utilization research, epidemiologic studies, and health economic studies) to expand the clinical knowledge of the Product in a post marketing and real world setting; (b) clinical studies or programs for expanded or compassionate access; and (c) investigator initiated trials.
1.99“Out-of-Scope Product” means the Product for use in an Indication or other use outside the Field (without limiting Advanz’s rights to any ROFO Product pursuant to Section 2.5), a compound other than the Compound or a pharmaceutical product other than the Product.

1.100“Party” or “Parties” shall have the meaning assigned to such terms in the Preamble.

1.101“Patent Application” means any application for a Patent.

1.102“Patent Challenge” shall have the meaning assigned to it in Section 2.6(a).

1.103“Patent Rights” means Patents and Patent Applications.

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1.104“Patents” means issued patents, whether U.S. or foreign, including all continuations, continuations-in-part, divisions, provisionals and renewals, and letters of patent granted with respect to any of the foregoing, patents of addition, supplementary protection certificates, registration or confirmation patents and all reissues, re-examination and extensions thereof.

1.105“Person” means an individual, corporation, partnership, company, joint venture, unincorporated organization, limited liability company or partnership, sole proprietorship, association, bank, trust company or trust, whether or not legal entities, or any Governmental Authority.

1.106“Pharmacovigilance Agreement” shall have the meaning assigned to it in Section 5.4.

1.107“PMAC Members” shall have the meaning assigned to it in Section 6.1(b).

1.108“Price Approval” means, in any Country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.109“Pricing and Market Access Activities” means, with respect to the Product in the Field in the Territory, strategy, activities and undertakings regarding: (a) pricing and price terms, including obtaining and maintaining Price Approvals, negotiating discounts, rebates and other price-related matters with payors and purchasers or in relation to formulary placement for Products; (b) reimbursement programs; and (c) all other market access matters, including establishing and maintaining relationships, and contracting with hospitals, pharmacies, group purchasing organizations and healthcare insurers and other similar Third Parties.

1.110“Pricing and Market Access Committee” or the “PMAC” shall have the meaning assigned to it in Section 6.1(a).

1.111“Product” means any pharmaceutical product that contains the Compound, as the sole active ingredient or together with one or more other active ingredients, in any dosage form, strength or formulation.

1.112“Product Non-Conformance” shall have the meaning assigned to it in Section 8.7(a).

1.113“Product Recall” shall mean any Advanz Recall or Applied Recall.

1.114“Product Specifications” means those Manufacturing, performance, quality-control release, and other specifications for the Compound or Product (including Bulk Product) for use in the Field in the Territory, which are initially as set forth in the applicable Marketing Authorization for the Product, as such specifications may be amended from time to time pursuant to the terms of this Agreement.

1.115“Proposal” shall have the meaning assigned to it in Section 2.5(b).

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1.116“Purchase Order” shall have the meaning assigned to it in Section 8.4(a).

1.117“PV and Risk Management Studies” means any (a) post authorization safety study (“PASS”); (b) risk management plan (“RMP”) requirement (such as product safety or disease registry); and (c) pharmacovigilance surveillance activity with respect to the Compound or Product, in each case, for use in the Field in the Territory, as required by any Regulatory Authority in any Country in the Territory following receipt of a Marketing Authorization for the Product for use in such Licensed Indication.

1.118“Quality Agreement” means the Quality Agreement to be entered into between Applied and Advanz with respect to the Bulk Product being supplied by Applied for commercial supply to Advanz under the terms of this Agreement.

1.119“Regulatory Activities” means the Advanz Regulatory Activities or any regulatory activities undertaken by Applied with respect to the Product, as applicable.

1.120“Regulatory Approval” means any approval, with respect to any Country, that are necessary for the Commercialization or other Exploitation of a pharmaceutical product in such Country.  “Regulatory Approval” (a) includes all approvals, product and establishment licenses, registrations or authorizations of any federal, state or local authority, department, bureau or other Governmental Authority, necessary for the manufacture, use, storage, importation, export, transport, sale, or placing on the market of a pharmaceutical product in a Country and (b) includes any Marketing Authorization.

1.121“Regulatory Authority” means, in respect of a particular Country, the Governmental Authority having responsibility for granting Regulatory Approvals in such Country.

1.122“Regulatory Filing” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications and authorizations (or waivers) with respect to the Commercialization or other Exploitation of a compound or pharmaceutical product made to or received from any Regulatory Authority in the Territory, including any Marketing Authorization Applications and labels.

1.123“Reimbursing Party” shall have the meaning assigned to it in Section 10.1(b).

1.124“Requested Actions” shall have the meaning assigned to it in Section 8.14(c).

1.125“Required Existing Studies” means all clinical studies for the Compound or Product which are ongoing at the Effective Date including: (a) the long-term extension trial evaluating the safety and pharmacokinetics of the Compound, in adult human subjects with Galactosemia being conducted by Applied and referred to as the ACTION-Galactosemia study (the “AT-007-1006 Study”), (b) the pediatric trial evaluating the safety, pharmacokinetics and reduction in the toxic biomarker, galactitol, as well as long-term clinical outcomes, such as speech, memory, cognition, behavior, growth and development and motor skills of the Compound in children (ages 2-17) being conducted by Applied and referred to as the ACTION-Galactosemia Kids study (the “AT-007-1002 Study”); and (c) the registrational clinical trial evaluating biomarker efficacy, clinical outcomes and safety in human subjects (ages 16 and older) with SORD treated with the Compound

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vs. placebo being conducted by Applied and referred to as the INSPIRE study (the “AT-007-1005 Study”).

1.126“Required Post-MA Studies” means, in each case, with respect to the Product for use in the Field in the Territory, any (a) pre-clinical or clinical study as part of a pediatric investigational plan (a “PIP”) required by a Regulatory Authority within the Territory, either as a condition of expanding the approved Indication under a Marketing Authorization for another subpopulation or as an associated commitment of a Marketing Authorization; (b) confirmatory studies for Galactosemia for adults if the Product is being Commercialized under conditional Marketing Authorization; (c) post authorization efficacy study (“PAES”) including for paediatric use in respect of Galactosemia and in general in respect of SORD (but not including, for clarity, any studies under the foregoing subsection (a)); or (d) other pre-clinical or clinical trial, in each case of the foregoing (c) and (d), as required by any Regulatory Authority in any Country in the Territory to maintain an existing Marketing Authorization for the Product for use in such Licensed Indication.

1.127“ROFO Negotiation Period” shall have the meaning assigned to it in Section 2.5(b).

1.128“ROFO Product” shall have the meaning assigned to it in Section 2.5(a).

1.129“ROFO Response Period” shall have the meaning assigned to it in Section 2.5(b).

1.130“Royalties” shall have the meaning assigned to it in Section 9.3.

1.131“Safety Stock” shall have the meaning assigned to it in Section 8.11(b).

1.132“Secondary Source Site” shall have the meaning assigned to it in Section 8.12.

1.133“Secondary Packaging and Release” means finishing, labelling, packaging (including design of artwork and any translations) and quality release activities to the extent relating to the Product for use in the Field in the Territory.

1.134“Secondary Packaging and Release Estimated Cost” shall have the meaning assigned to it in Section 8.6(d).

1.135“Shelf Life Requirements” shall have the meaning assigned to it in Section 8.4(e).

1.136“SORD” means sorbitol dehydrogenase deficiency.

1.137“Step-In Notice” means notification by Advanz to Applied that it intends to exercise its Step-In Rights in accordance with Section 8.14.

1.138“Step-In Rights” means the right of Advanz to step-in to continue any activities undertaken or required to be undertaken by Applied or any other Person on Applied’s behalf relating to or associated with the Exploitation of the Product in accordance with this Agreement, as and to the extent applicable, pursuant to Section 8.14.

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1.139“Sublicense” means the grant by Advanz of a sublicense under any of the rights licensed by Applied to Advanz pursuant to Section 2.1.

1.140“Sublicensee” means a Third Party to whom Advanz has granted a Sublicense in accordance with the terms and conditions set forth herein.

1.141“Supply Shortage” shall have the meaning assigned to it in Section 8.13.

1.142“Tax” means any U.S. and non-U.S. federal, state, local, regional, municipal, or other tax or taxation, levy, duty, charge, withholding, or other assessment of any kind (including any related fine, penalty, addition to tax, surcharge, or interest) imposed by, or payable to, a Governmental Authority, including sales, use, excise, stamp, transfer, property, value added, goods and services, withholding, and franchise taxes

1.143“Technology” means all technical, scientific, regulatory and other information, results, knowledge, techniques and data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, and preclinical and clinical data), in whatever form and whether or not confidential, patented or patentable, including inventions, invention disclosures, discoveries, plans, processes, practices, methods, knowledge, instructions, skill, experience, ideas, concepts, formulae, formulations, compositions, specifications and manufacturing data or descriptions.  “Technology” does not include Intellectual Property claiming any of the foregoing.

1.144“Term” shall have the meaning assigned to it in Section 15.1.

1.145“Territory” means those Countries set forth on Exhibit D attached hereto.

1.146 “Third Party” means any Person other than Advanz, Applied, or any of their respective Affiliates.

1.147“Third Party Claim” shall have the meaning assigned to it in Section 17.4(a).

1.148“Third Party License” means each license agreement between Applied and a Third Party pursuant to which or from which Applied licenses in Applied Patent Rights or Applied Technology as of the Effective Date, as notified to Advanz and set out in Exhibit E attached hereto.

1.149“Third Party Product Claim” shall have the meaning assigned to it in Section 17.3(a).

1.150“Total Supply Price” shall have the meaning assigned to it in Section 8.5(a)(ii).

1.151“Trademarks” means trade names, brand names, trade dress, logos, slogans, trademarks and service marks and all other indicia of origin (whether registered or unregistered), and registrations, applications for registration, renewals and extensions thereof, together with all translations, adaptations, combinations and derivations thereof and all goodwill associated therewith.

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1.152“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

1.153“United States” or “U.S.” means the United States of America, including its territories and possessions.

1.154“Valid Claim” means (a) a claim of an issued and unexpired Patent which has not been held unpatentable, invalid or unenforceable in a final decision of a court or other Governmental Authority of competent jurisdiction from which no appeal may be or has been taken, and which has not been admitted to be invalid or unenforceable through reissue, re-examination or disclaimer; or (b) a claim of a Patent Application, which claim has been pending less than [***] from the original priority date of such claim in a given jurisdiction, unless or until such claim thereafter issues as a claim of an issued Patent (from and after which time the same shall be deemed a Valid Claim subject to clause (a) above).

1.155“VAT” has the meaning assigned to it in Section 10.9(b).

1.156Construction.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include,” “includes” and “including” are not limiting and mean include, includes and including, without limitation; (b) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (c) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (d) references to a Person are also to its permitted successors and assigns; (e) references to a “Section,” or “Exhibit” refer to a Section of, or any Exhibit to, this Agreement unless otherwise indicated; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (g) the word “any” shall mean “any and all” unless otherwise indicated by context; (h) the headings in this Agreement are for convenience only and shall not affect its construction; (i) a reference to a particular law or regulation is a reference to it as amended, extended or re-enacted from time to time and includes any subordinate legislation made from time to time under that legislation or legislative provision; (j) except as otherwise required in accordance with Section 3.1, references to “writing” or “written” shall include emails; and (k) nothing in this Agreement shall in any way restrict or limit any obligation of either Party to mitigate any loss or damage they may suffer in consequence of any breach by the other Party of the terms of this Agreement, in consequence of any matter giving rise to a claim against the other Party or otherwise in connection with this agreement.

Section 2.LICENSE
2.1Licenses to Advanz.  Applied hereby grants to Advanz, and Advanz hereby accepts:
(a)an exclusive (including with respect to Applied and its Affiliates, except as set forth in Section 2.2), perpetual, irrevocable (except where Section 16.3(b) applies), sub-licensable (in accordance with Section 2.4), non-transferable (except as provided in Section 19.6), royalty-bearing license under the Applied Patent Rights and Applied Technology necessary or useful for, and for purposes of, the following with respect to the Product in the Field in the Territory:
(i)	Secondary Packaging and Release in accordance with Section 8;

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(ii)	Commercializing the Product; and
(iii)	the performance of Advanz’s obligations under Sections 5 and 6;
(b)a sole (which for the purposes of this Section 2.2(b) shall be interpreted to include a right for Applied to sub-license its rights under this license to Applied’s subcontractors or providers for purposes of Manufacture or Development), perpetual, irrevocable (except where Section 16.3(b) applies), sub-licensable (in accordance with Section 2.4), non-transferable (except as provided in Section 19.6), royalty-bearing license under the Applied Patent Rights and Applied Technology necessary or useful for the performance of Advanz’s obligations under Sections 7.4(g) and 11 and undertaking any activities required during Step-In Rights to:
(i)	have Manufactured the Product for the Field in the Territory in accordance with Section 8.14;
(ii)	conduct Development of the Product to the extent permitted by Section 4.3(c) or Section 8.14; and
(iii)	undertake infringement proceedings as set out in Sections 7.4 and 11; and
(c)a non-exclusive, perpetual, irrevocable (except where Section 16.3(b) applies), sub-licensable (in accordance with Section 2.4), non-transferable (except as provided in Section 19.6), royalty-bearing license under the Applied Patent Rights and Applied Technology necessary or useful for permitting Advanz to exercise any of its other rights and perform any other obligations set out in this Agreement.
2.2Other License Provisions.
(a)The license granted to Advanz pursuant to Section 2.1 shall be a sole license with respect to Applied to the extent it is necessary or useful for Applied to perform its obligations under this Agreement; for clarity, such sole license grant does not include the right for Applied or any of its Affiliates to Commercialize the Product in the Field in the Territory.
(b)The Parties expressly acknowledge and agree that the license grants in favor of Advanz in Section 2.1 do not include and shall not be construed as limiting (i) Applied’s right to Develop or Manufacture the Product (or the Compound, whether or not for use in the Product), (ii) Applied’s right to Develop, Manufacture or Commercialize the Product for use outside of the Field or outside of the Territory, or (iii) any of Applied’s other rights in respect of the Product (including its rights under the Applied Patent Rights) outside of the Field or outside of the Territory.
(c)In addition to the terms and conditions of this Agreement, Advanz accepts those terms and conditions of the Third Party Licenses set forth on Exhibit H as they relate to the Product and the rights sublicensed to Advanz under this Agreement.  For purposes of clarity, Advanz acknowledges that in the event Applied does not have exclusive rights to Applied Patent Rights or Applied Technology licensed or obtained by Applied pursuant to a Third Party License, Advanz’s rights to such Applied Patent Rights or Applied Technology under the sublicenses granted under Section 2.1 will only be those rights granted by the Third Party to Applied.  Applied shall comply

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with its obligations under and enforce its rights under any Third Party License and shall ensure that any amendments are not detrimental to Advanz.  If any Third Party License expires or terminates for any reason, Applied shall provide all reasonable assistance to enable Advanz to enter into a direct contract with the Third Party licensor.
2.3Non-Assertion of Rights.
(a)During the Term, Advanz shall not, and shall cause its Affiliates not to, assert any Patent Rights or Technology owned or Controlled by Advanz or its Affiliates against Applied, its Affiliates or permitted sublicensees, distributors or end users in (i) exercising Applied’s rights and performing its obligations pursuant to this Agreement or (ii) using or Commercializing the Compound or Product outside the Territory or outside of the Field.
(b)The covenant not to sue in Section 2.3(a) shall bind any acquiror of Advanz and inure to the benefit of the respective successors and permitted assigns of Applied, its Affiliates and permitted sublicensees, distributors and end users.
2.4Sublicensing and Subcontracting.
(a)Advanz may grant Sublicenses to:
(i)	its contractors and other vendors for or in relation to Secondary Packaging and Release activities;
(ii)	its Affiliates, which Sublicense shall automatically terminate when such Affiliate ceases to be an Affiliate of Advanz; and
(iii)	reputable Third Parties, with respect to rights to Commercialize, conduct Regulatory Activities and Pricing and Market Access Activities in relation to the Product in the Territory;

provided that Advanz must obtain the express written consent of Applied prior to entering into a Sublicense with a Third Party hereunder (excluding for the avoidance of doubt, any sublicenses granted pursuant to the foregoing subsections (i) or (ii)), such consent not to be unreasonably withheld, conditioned or delayed and to be provided within ten (10) days of Advanz’s request.  For clarity, the Parties acknowledge and agree that Advanz’s contractors and logistics providers are not Sublicensees for the purpose of this Agreement to the extent such contractors and logistics providers do not obtain a sublicense under any Third Party Licenses and Advanz shall be entitled to engage such Third Parties without Applied’s consent and the provisions of this Section 2.4 other than Section 2.4(e) shall not apply to such arrangements.

(b)Each Sublicense granted by Advanz pursuant to Section 2.4(a), other than Section 2.4(a)(i) shall be subject and subordinate to the terms and conditions of this Agreement shall contain the following provisions which, where the Sublicensee is an Affiliate of Advanz, may be in the form of a side letter: (i) a requirement that such Sublicensee submit applicable sales or other reports consistent with the requirements set forth in Section 10.1, (ii) a requirement to keep

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books and records, and permit Advanz to audit (either directly or through an independent auditor) such books and records, which Advanz shall enforce if directed and reasonably required by Applied on Applied’s behalf, (iii) a requirement that such Sublicensee comply with the confidentiality and non-use provisions of Section 12 with respect to both Parties’ Confidential Information, (iv) a requirement to comply with all other applicable terms of this Agreement, (v) a provision prohibiting such Sublicensee from further sublicensing the rights granted to it under the Sublicense, (vi) with respect to any Sublicenses granting an Affiliate of Advanz set out in Exhibit J (together with any additional Affiliates notified to Applied by Advanz from time to time and for which Applied receives consent from [***], which, upon receipt of such consent, shall be deemed to be included in Exhibit J) a sublicense under the [***], (A) a provision naming [***] as a third party beneficiary to enable [***], to the extent permitted under Applicable Laws, solely to enforce the Applied Patent Rights and/or Applied Technology (in each case, which are owned by [***]) and (B) and a provision stating that [***] has no liability to any such Sublicensee, Advanz shall provide Applied with a copy of each such Sublicense (or any amendment to an existing agreement) within ten (10) days after the execution of the applicable agreement (or amendment); provided that Advanz may redact confidential information from such Sublicense that is not reasonably necessary to demonstrate Advanz’s compliance with the obligations set forth in this Agreement, including this Section 2.4.
(c)Each Party may, subject to Section 12 and Sections 2.4(a) and (b), subcontract its obligations under this Agreement to an Affiliate or Third Party as it would in the normal course of its business without the prior written consent of the other Party.
(d)Each Party shall ensure that each of its Affiliates, sublicensees and subcontractors that perform activities on behalf of such Party under this Agreement accepts and complies with all of the applicable terms and conditions of this Agreement as if such Affiliates or sublicensees or subcontractors were Parties to this Agreement.
(e)Each Party shall remain fully responsible and fully liable for its Affiliates’ and sublicensees’ or subcontractors’ performance under this Agreement as if it were its own.
(f)For clarity, the Parties acknowledge and agree that if this Agreement is terminated, all Sublicenses shall automatically terminate (other than those Sublicenses that are necessary to enable Advanz to exercise its Step-In Rights).
2.5Right of First Offer for Additional Indications.  Applied hereby grants to Advanz a right of first offer for the Commercialization in the Territory of any Additional Indication, upon the terms and subject to the conditions set forth in this Section 2.5.
(a)Upon determining that it will seek to Commercialize an Additional Indication in any Country in the Territory (“ROFO Product”) through a license or collaboration with a Third Party, Applied shall notify Advanz in writing thereof (such notice, an “Additional Indication Notice”).
(b)Advanz may, within [***] of its receipt of the Additional Indication Notice (the “ROFO Response Period”), make a written proposal of key terms to Applied for the exclusive Commercialization of the ROFO Product for use in such Additional Indication and in which

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Country in the Territory (a “Proposal”).  Applied and Advanz shall then negotiate exclusively in good faith for a period not to exceed [***] from the date Applied received the Proposal, in an effort to reach a definitive agreement for the exclusive Commercialization of the ROFO Product for use in such Additional Indication and in which Country in the Territory (the “ROFO Negotiation Period”).
(c)In the event that (i) Advanz fails to, or notifies Applied in writing that it will not, submit a Proposal to Applied prior to the expiration of the ROFO Response Period, (ii) Advanz and Applied agree to discontinue negotiations during the ROFO Negotiation Period, or (iii) Advanz and Applied fail to enter into such a definitive agreement within the ROFO Negotiation Period, Applied shall be free to proceed with the Commercialization of the ROFO Product for use in such Additional Indication in the Countries of the Territory set out in the Proposal (including by entering into an agreement with one or more Third Parties therefor) subject to Sections 2.5(d) and 2.5(e).
(d)Applied hereby grants Advanz “most favored nation status” such that it agrees it will not (i) offer nor accept terms which are more favorable to any Third Party than the terms which are contained in the Proposal or which have been negotiated with Advanz during the ROFO Negotiation Period, nor (ii) enter into an agreement with a Third Party in respect of an Additional Indication, in each case ((i) and (ii)) before the end of the ROFO Negotiation Period.
(e)If Applied does offer or agree terms which are more favorable to any Third Party than the terms which are contained in the Proposal or which have been negotiated with Advanz during the ROFO Negotiation Period or during the [***] period immediately following the expiry of the ROFO Negotiation Period, it shall promptly provide notice thereof to Advanz.  Advanz shall have thirty (30) days after receipt of such notice to reach agreement with Applied in respect of such terms or such terms as may be agreed between the Parties and, if the Parties are unable to reach agreement during such period, Applied shall be free to enter an arrangement for the exclusive Commercialization of the ROFO Product for use in such Additional Indication with a Third Party.
(f)If Applied Develops the ROFO Product for use in an Additional Indication, and Advanz does not secure the rights to Commercialize the ROFO Product in the Territory for use in such Additional Indication, then:
(i)	such Additional Indication shall not be included in the ROFO Product’s then-existing Marketing Authorizations in the Territory;
(ii)	the Licensed Trademarks shall not be applied to the Additional Indication; and
(iii)	within [***] after the end of the ROFO Negotiation Period or at such other time as the Parties mutually agree in writing, the Parties shall discuss the potential adverse impact that the Commercialization of the ROFO Product in the Territory for use in any such Additional Indication by a Third Party may have on the Commercialization of the ROFO Product by Advanz for use in the Field in the Territory provided that such discussions do not (A) involve the sharing of commercially sensitive information about the

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distribution strategy of Third Parties; nor (B) otherwise aim at coordinating the distribution strategy of Advanz and/or any Third Parties. Each Party agrees that Advanz’s commercial obligations under this Agreement will be adjusted if Advanz can reasonably demonstrate that the Commercialization of the ROFO Product in the Territory for use in any such Additional Indication by a Third Party will compromise the potential for Advanz’s sale of the Product.
2.6Patent Challenges.
(a)During the Term of this Agreement, Advanz hereby covenants and agrees not to, and shall ensure that its Affiliates or Sublicensees do not, directly or indirectly, commence any legal proceeding, or, directly or indirectly, provide support or assistance in respect of any legal proceeding commenced by a Third Party, that challenges the validity, enforceability or ownership of any Applied Patent Right to the extent such Applied Patent Right relates to the Compound or Product or the Development, Manufacture, Commercialization or other Exploitation of the Compound or Product (a “Patent Challenge”).  Without limiting the generality of the foregoing, Advanz specifically agrees that filing a request for re-examination, knowingly copying patent claims so as to institute an interference, or filing an opposition with respect to any of the Applied Patent Rights shall be deemed a Patent Challenge hereunder.
(b)If Advanz or any of its Affiliates or Sublicensees directly or indirectly commences (or provides any support or assistance in respect of) any Patent Challenge, Applied shall have the right to immediately terminate this Agreement by written notice effective upon receipt by Advanz.  The foregoing right of Applied to terminate this Agreement shall not apply to any such challenge that arises out of or is in connection with any legal action commenced by Applied against Advanz, in which Applied asserts any Applied Patent Rights or other Patent Rights against Advanz, whether arising out of or in connection with this Agreement or otherwise.
2.7No Implied License; Negative Covenant.  Except for the licenses and other rights expressly granted to Advanz herein, all right, title and interest in and to the Applied Patent Rights, Applied Technology, and Applied Confidential Information (and all modifications, derivatives and improvements thereof), and any and all Intellectual Property and other rights of Applied or its Affiliates not expressly granted to Advanz hereunder (including, for clarity, all of the foregoing with respect to any Out-of-Scope Products), shall remain solely with Applied, its Affiliate or its Third Party licensors, as applicable, and Advanz hereby covenants not to practice any such Intellectual Property outside the scope of the licenses granted hereunder.  Except as expressly provided in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s Intellectual Property, either expressly or by implication, estoppel or otherwise.  Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the Development and Commercialization of any Out-of-Scope Products (including any Additional Indications) shall not be within the scope of the licenses granted to Advanz pursuant to Section 2 hereunder (except as expressly provided in Section 2.5).

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Section 3.ALLIANCE MANAGERS
3.1Alliance Managers.  In order to facilitate the information-sharing and communication provided for in this Agreement, upon or promptly following the execution of this Agreement, the Parties shall each designate an employee of appropriate experience and authority (an “Alliance Manager”) to act as the first and primary point-of-contact for ordinary course communications regarding the matters contemplated by this Agreement.  Except with respect to Disputes, termination or assignment notices, consents or other matters of legal import (in which cases formal notice shall be delivered in accordance with Section 19.8), or with respect to Pricing and Market Access Activities (in which case notice shall be delivered to the Pricing and Market Access Committee), where this Agreement provides for notice or other written communication to a Party, such notice or information shall be provided to the applicable Alliance Manager or its designee and may be provided by email.  A Party may change its Alliance Manager at any time upon reasonable prior notice in writing to the other Party.
Section 4.DEVELOPMENT
4.1Development Responsibilities.  Subject to this Section 4, as between the Parties, Applied shall have sole authority for, and be solely responsible for, the Development of the Product in the Field including any and all clinical studies with respect to the Product, except as otherwise expressly provided in this Section 4.  Applied shall use best endeavors to conduct the Development necessary to obtain Marketing Authorization approval for the Product in the Field in the Territory and shall use Commercially Reasonable Efforts to comply with any timeframe or other requirements therefor specified by the Regulatory Authorities and shall provide Advanz with regular updates on any pre-clinical studies or clinical trials conducted as part of the Development of the Product in the Field in the Territory, whether before or after grant of any Marketing Authorization.  Applied shall use Commercially Reasonable Efforts to assist Advanz in filing and obtaining Marketing Authorizations for the Product for use in the Field in all Countries in the Territory in accordance with Section 5; provided that, Advanz acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, Applied makes no guarantees or assurances regarding any such Marketing Authorization or the Commercialization of the Product.
4.2Changes to Specifications and Other Modifications to the Product.  In the event of any changes required by Applicable Laws, the Parties shall use Commercially Reasonable Efforts to comply with such changes (for clarity, without limitation to Section 8.8 hereof).  In the event of other changes or proposed improvements regarding the Product relating to the Field in the Territory, the Parties shall discuss in good faith any such changes and improvements and the allocation of requirements and responsibilities on each Party with respect thereto.  Required Post-MA Studies or Other Post-Approval Studies in connection with any such changes and improvements shall be subject to Section 4.3 hereof.
4.3Development Costs.
(a)Required Existing Studies.  Applied shall be responsible for [***] of all Costs and Expenses incurred in conducting the Required Existing Studies.

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(b)Required Post-MA Studies.  The Parties will share the amount of Costs and Expenses incurred in conducting the Required Post-MA Studies as follows:
(i)	If data from the Required Post-MA Study (A) is to be used or referred to as part of any regulatory or market access requirement or commitment outside the Territory as well as within the Territory, or (B) would benefit Commercialization of the Product outside the Territory as well within the Territory, then Applied shall bear [***] of the Costs and Expenses, and Advanz shall bear [***] of the Costs and Expenses; and
(ii)	If data from the Required Post-MA Study is to be used or referred to as part of any regulatory or market access requirement or commitment only within the Territory, Applied shall bear [***] of the Costs and Expenses, and Advanz shall bear [***] of the Costs and Expenses except that [***] the Costs and Expenses relating to any Required Post-MA Study set out in limb (C) of the Required Post-MA Study definition.
(c)Advanz Development.  For clarity, except where Advanz exercises its Step-In Rights under Sections 8.14 or 16.3(a) as applicable and with reference to Section 18.2, Advanz shall not have any rights to Develop the Product; provided that, solely if Applied provides its express written consent (not to be unreasonably withheld), Advanz will have the right to conduct Other Post-Approval Studies for use in the Field in the Territory.  In the event that Applied consents to any such Other Post-Approval Study, (i)  [***], and (ii) Advanz will grant to Applied a perpetual, irrevocable (except where Section 16.3(b) applies) license to Exploit any data or other Intellectual Property developed in the conduct thereof, to the extent related to the Product, for use inside and outside the Field in Applied’s business, on commercially reasonable terms.
(d)Other Post-Approval Studies outside the Territory.  Notwithstanding anything to the contrary, nothing herein shall prevent Applied from conducting, at its sole discretion, any Development with respect to the Product, whether for use inside or outside the Field, including any Other Post-Approval Studies.  In the event that Applied conducts any such studies related to the Product in the Field that include the Territory, Applied shall: (i) notify Advanz in advance thereof and reasonably consult with Advanz in connection therewith; (ii) [***]; and (iii) grant to Advanz a perpetual, irrevocable license (except where Section 16.3(b) applies) to Exploit any data or other Intellectual Property developed in the conduct thereof, to the extent related to the Product, for use in Advanz’s business relating to the Product in the Territory and in the Field on commercially reasonable terms.
Section 5.REGULATORY AFFAIRS
5.1Responsibility.
(a)Advanz shall be responsible for conducting and shall conduct the Advanz Regulatory Activities, in accordance with Applicable Laws and the terms and conditions hereof.
(b)Regardless of which Parties’ Regulatory Activities are involved, all Regulatory Filings with Regulatory Authorities in the Territory pertaining to the Product within the Field, including any Marketing Authorization Applications and any resulting Marketing Authorizations,

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shall be submitted by, made and held in the name of Advanz, an Advanz-specified Affiliate or designee company.  Applied shall prepare the Marketing Authorization Applications for the Product in the Field in the Territory, including completing any forms and compiling the Dossier and other information required to submit any such Marketing Authorization Application and Advanz shall submit such Marketing Authorization Application.  Applied shall provide a copy of the Dossier to Advanz as soon as possible and no later than [***] before the planned submission date to the applicable Regulatory Authority to enable Advanz to provide comments and the Parties to reach an agreement on the content of the Dossier.  Obtaining and maintaining such Marketing Authorizations shall be a collaborative effort between the Parties.  For the avoidance of doubt, Applied shall be responsible for [***] the preparation and provision of all data and information which is required to be included in or with the Dossier to obtain the applicable Marketing Authorization (whether conditional or otherwise) for the Product in the Field in the Territory (including a full environmental risk assessment report, GCP inspections, ERA, GLP statements, any phase 3 studies for pediatric Galactosemia (excluding, for clarity, any PIP) or in general in respect of SORD and other non-clinical studies) [***].  Prior to submission of any Marketing Authorization Application or amendment thereto by Advanz, the Parties will collaborate to ensure mutual agreement on the final Marketing Authorization Application (or any amendment thereto) to be submitted; provided that Advanz may not finally submit the same without Applied’s prior written consent (not to be unreasonably withheld, conditioned or delayed).  With respect to any other Regulatory Filings for the Product in the Field in the Territory, Advanz shall prepare and submit such Regulatory Filings at its cost and expense (subject to Section 5.2(b)); provided that Applied shall reasonably cooperate with respect thereto and shall provide necessary data and information in its possession at its cost and expense.
(c)No later than [***] before the planned submission date of the first Marketing Authorization Application, the Parties shall enter into a Quality Agreement including Applied’s obligations to carry out ongoing stability studies and annual quality review (PQR) in relation to the Product at its cost and expense.
5.2Communications with Regulatory Authorities.
(a)Advanz shall provide Applied with notice of all meetings and discussions (including advisory committee meetings or any other meeting of experts convened by a Regulatory Authority) scheduled with a Regulatory Authority concerning any Advanz Regulatory Activities promptly after the scheduling of such meeting, conference, or discussion (and in any event, within [***] or such shorter time as reasonably necessary to enable Applied’s participation in accordance with this Section 5.2(a)).  Applied shall be entitled to have one or more representatives present at all such meetings to the extent permissible under Applicable Laws and reasonably practicable under the circumstances.  The Parties shall use all reasonable efforts to agree in advance on the scheduling of such meetings, conferences and discussions and shall discuss in good faith the objectives to be accomplished at such meetings, conferences and discussions and the agenda therefor, if any.
(b)Advanz shall provide Applied with copies of all material submissions to any Regulatory Authority relating to the Advanz Regulatory Activities.  Such copies shall be provided sufficiently in advance of such planned submission to the applicable Regulatory Authority in order to allow Applied to provide comments regarding such submission.  Advanz shall consider and

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reflect Applied’s comments in good faith with respect to such submission, and, to the extent such submission constitutes a Regulatory Filing hereunder, may not finally submit the same without Applied’s prior written consent not to be unreasonably delayed, withheld or conditioned, such consent to be provided or rejected within [***] of Advanz’s request.  If Applied does not respond within [***], it shall be deemed to have given its consent.
(c)Without limitation to the Parties’ cooperation under Sections 5.3 and 5.4, each Party shall provide to the other Party, as soon as reasonably practicable but in no event more than three (3) Business Days (or twenty-four (24) hours, to the extent the same concerns any safety issue) after its receipt, copies of any material documents or other material correspondence received from a Regulatory Authority pertaining to the Compound or the Product.
5.3Cooperation; Regulatory Information.  Subject to the remainder of this Section 5, the Quality Agreement and the Pharmacovigilance Agreement, each Party agrees to provide the other with all reasonable information and assistance and take actions reasonably requested by the other Party to undertake its respective Regulatory Activities or that are necessary or desirable to enable the other Party to comply with Applicable Laws with respect to the Product (including, for clarity, to enable Advanz to apply for, update or maintain the Marketing Authorization in the Territory or comply with regulatory requirements with respect to the Product outside the Territory).  For the avoidance of doubt, with the exception of clinical studies (which are excluded from this Section 5.3 but with respect to which certain data may be provided pursuant to Section 4.3 or Section 5.1), the foregoing shall include any and all such data and other information generated by each Party in the course of its performance under this Agreement, the Quality Agreement, or the Pharmacovigilance Agreement, which information: (a) Applied shall have the rights to use in respect of its business regarding the Product generally (whether inside or outside the Field or Territory); and (b) Advanz shall have the rights to use in respect of its business regarding the Product in the Field in the Territory.  For clarity and subject to the other terms of the Agreement including Section 4.3(b), to the extent that either Party provides reasonably requested assistance to the other Party in compliance with this Section 5.3, the requesting Party shall promptly reimburse such Party for any reasonable Costs and Expenses incurred in respect thereof.
5.4Pharmacovigilance.  Subject to the remainder of this Section 5.4, Advanz shall have the primary responsibility for conducting all pharmacovigilance activities with respect to the Product in the Field in the Territory, including conducting PV and Risk Management Studies, post-marketing surveillance, addressing product complaints, and investigating and reporting safety data and adverse events, as required under Applicable Laws, at its cost and expense, unless otherwise agreed in the written pharmacovigilance agreement to be entered into between the Parties (the “Pharmacovigilance Agreement”).  Advanz shall keep Applied duly informed of any matters which Advanz reasonably believes may present a material risk to the Product (including outside the Field or the Territory) or should otherwise be recorded by Applied on the global safety database for the Product held by Applied. After the Effective Date, and in no case later than Advanz obtaining Marketing Authorization for the Product in the Field in the Territory, the safety units of each of the Parties shall meet and agree upon a Pharmacovigilance Agreement that shall set forth in greater detail such pharmacovigilance responsibilities.  Without limiting the foregoing, the Pharmacovigilance Agreement shall also set forth a process for exchanging all relevant information and data, including adverse event reports and other safety information relating to the Product as reasonably necessary to enable each Party (and, in the case of Applied, its licensees in

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any Country outside the Territory) to comply with Applicable Laws and requirements of Regulatory Authorities in relation to the Product.  Notwithstanding anything to the contrary herein, the Pharmacovigilance Agreement shall provide that Applied shall own and maintain the global safety database for the Product.  Except as may be otherwise mutually agreed in the Pharmacovigilance Agreement, each Party will bear its own Costs and Expenses in connection with its activities thereunder.

5.5Recalls or Other Corrective Action.
(a)Advanz shall promptly notify Applied and provide all reasonably pertinent information regarding any potential recall or market withdrawal or other material corrective action related to the Product in the Field in the Territory proposed to be undertaken by Advanz (an “Advanz Recall”).  Applied shall promptly notify Advanz and provide all reasonably pertinent information regarding any potential recall or market withdrawal or other material corrective action related to the Product or Compound proposed to be undertaken by Applied or its Sublicensees outside of the Territory or the Field (an “Applied Recall”).
(b)To the extent reasonably practicable, the Parties shall consult regarding the diagnosis and assessment of the circumstances leading to any Product Recall relating to Manufacturing, and each Party shall consider in good faith all information and considerations presented by the other Party The Parties recognize that in the case of an urgent safety issue, such advance consultation may not be possible.  Nevertheless, each Party shall reasonably cooperate with the other Party to manage any messaging or communication with Regulatory Authorities in connection with any Product Recall (whether before or after such Product Recall).
(c)The final decision to initiate any Advanz Recall shall be made by Advanz, at its sole discretion, and the final decision to initiate any Applied Recall shall be made by Applied, at its sole discretion.
(d)Advanz shall be responsible for executing any Advanz Recall at its cost and expense, save that to the extent that any Advanz Recall is due to the breach of this Agreement, gross negligence, or willful acts or omissions of Applied, Applied shall, at its own cost, be responsible for supplying replacement Bulk Product and shall promptly reimburse Advanz for all fines or penalties and all reasonable Costs and Expenses incurred by Advanz in connection with the Advanz Recall.
5.6Early Access Programs.  Advanz shall have the right to decide whether to participate in any Early Access Programs applicable to the Product in the Field in the Territory [***].
5.7Safety and Regulatory Inspections.  Advanz and Applied shall promptly (but in any event no later than five (5) Business Days after receiving the applicable notice) notify each other of any audit or inspection of Advanz or Applied or their Affiliates, Sublicensees or subcontractors by any Regulatory Authority relating specifically to the Product and shall share with each other all relevant information in their control, to the extent this relates to the Product.  Subject to any required approvals of the Regulatory Authority and of any relevant Third Party, Applied shall have

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the right, but not the obligation, to be present at and participate in any such audit or inspection relating specifically to the Product, at its sole cost and expense.

Section 6.PRICING AND MARKET ACCESS
6.1Pricing and Market Access Committee.
(a)As soon as reasonably practicable following the Effective Date (and, in any case within forty-five (45) days thereof), the Parties shall form a committee (the “Pricing and Market Access Committee” or the “PMAC”) to exchange information and facilitate communication and oversight with respect to Pricing and Market Access Activities in the Field in the Territory hereunder.
(b)The PMAC shall be composed of [***] members (the “PMAC Members”).  Each Party shall have the right to appoint [***] of its employees to serve as PMAC Members, each of whom shall have appropriate knowledge with respect to pricing, reimbursement, and other market access affairs in the Territory.  Upon written notice to the other Party, each Party shall be entitled to appoint an appropriately qualified substitute PMAC Member.  The PMAC shall meet (either in person or via telephone or video conference) at mutually agreeable dates; provided that the PMAC Members shall meet as frequently as reasonably necessary to achieve the goals set forth in this Section 6.  Upon invitation of either Party, other representatives of the Parties shall be allowed to attend such meetings (provided such representatives are subject to reasonable confidentiality restrictions).  Each Party shall bear all expenses of its respective PMAC Members and representatives with respect to their participation in the PMAC.
6.2Market Access Activities.
(a)Advanz shall have the sole responsibility for undertaking all Pricing and Market Access Activities in Advanz’s name in the Territory including obtaining and maintaining any and all applicable Price Approvals, with respect to the Product in the Field in the Territory, subject to this Section 6.  Advanz shall reasonably consult and cooperate with Applied through the PMAC in undertaking all such activities.  Without limiting the foregoing, Advanz shall use Commercially Reasonable Efforts to obtain the best possible reimbursement price for the Product in the Field in each Country in the Territory in which such pricing and reimbursement is applicable.
(b)Advanz will keep Applied reasonably informed through the PMAC (and at any time upon Applied’s request) regarding the status and details of Pricing and Market Access Activities in each applicable Country in the Territory.  In the event that Advanz reasonably requests any data or information from Applied that is reasonably necessary or useful to conduct any Pricing and Market Access Activities, Applied shall provide such data or information to Advanz in a prompt manner in respect of the nature and complexity of such request.  Advanz may provide any such data or information directly to a Regulatory Authority or applicable Third Party at its sole discretion.
(c)Advanz shall consider in good faith all input provided by Applied in the PMAC or otherwise from time to time with respect to such Pricing and Market Access Activities (including strategy and approach).  For the avoidance of doubt, Advanz will be free to determine the resale price of the Product in the Territory.

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Section 7.COMMERCIALIZATION
7.1Diligence.  Advanz shall have the exclusive right to Commercialize, and shall be responsible for paying all Costs and Expenses associated with the Commercialization of, the Product in the Field in the Territory.  Without limiting the foregoing, during the Initial Royalty Term, Advanz shall use Commercially Reasonable Efforts to Launch and Commercialize the Product in all of the Major Markets for which Marketing Authorization for a Licensed Indication is obtained (which in Germany shall be within [***] after the grant of any Marketing Authorization for the Product for such Licensed Indication by EMA and in France shall be within [***] from securing Price Approval and/or Third Party reimbursement approval where applicable); provided that:
(a)Applied has delivered Product in accordance with the quantities and delivery date set out in the Purchase Order in compliance with cGMP, the specifications, the applicable Marketing Authorization, Applicable Laws and the Quality Agreement, and
(b)the Launch in the applicable Country will not reasonably result in the infringement of Intellectual Property owned by a Third Party.
7.2Commercialization Plan.  Within [***] after the Effective Date, Advanz shall prepare and provide to Applied a Commercialization plan for the Product in the Field in the Territory (the “Initial Commercialization Plan”).  Advanz shall update such plan (any such updated plan, the “Commercialization Plan”) at least once per Calendar Year.  Each such subsequent Commercialization Plan shall be submitted to Applied for review and discussion no later than [***] prior to the beginning of the immediately succeeding Calendar Year.  Applied may propose to Advanz revisions to any such subsequent Commercialization Plan, and any proposed material updates or amendments to the Initial Commercialization Plan and any subsequent Commercialization Plan, that Applied reasonably believes are appropriate, and Advanz shall consider any such proposed revisions in good faith.
7.3Product Diversion.
(a)Advanz hereby agrees to refrain from selling the Product to any Person if Advanz has knowledge or reason to believe that such Product is intended for transshipment or delivery by such Person outside the Territory or for use outside of the Field (whether within or outside the Territory).  If Advanz determines that any such diversion is occurring, then Advanz will use Commercially Reasonable Efforts to promptly cease delivery of the Product to the applicable Third Parties and revenue generated from such sales, will be paid by Advanz to Applied.
(b)Applied hereby agrees to refrain from selling the Product to any Person if Applied has knowledge or reason to believe that such Product is intended for transshipment or delivery by such Person to the Territory for use in the Field.  If Applied determines that any such diversion is occurring, then Applied will use Commercially Reasonable Efforts to promptly cease delivery of the Product to the applicable Third Parties and revenue generated from such sales, will be paid by Applied to Advanz.
7.4Trademarks.

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(a)License to Advanz.  Applied hereby grants to Advanz a, perpetual, irrevocable (except where Section 16.3(b) applies), sub-licensable (in accordance with Section 2.4), non-transferable (except as provided in Section 19.6), royalty-bearing license to use the Licensed Trademarks in the Territory:
(i)	on an exclusive basis with respect to Secondary Packaging and Release in accordance with Section 8, Commercialization of the Product for use in the Field in the Territory and the performance of Advanz’s obligations under Sections 5 and 6 for purposes of performing such obligations;
(ii)	on a sole basis (which for the purposes of this Section 7.4(a)(ii) shall be interpreted to include a right for Applied to sub-license its rights under this license to Applied’s Bulk Product contract manufacturer) with respect to the performance of Advanz’s obligations under Sections 7.4(g) and 11 and undertaking any activities required during Step-In to have Manufactured the Product for the Field in the Territory in accordance with Section 8.14, to conduct Development of the Product to the extent permitted by Section 4.3(c) and to undertake infringement proceedings in accordance with Section 7.4 or 11; and
(iii)	on a non-exclusive basis with respect to permitting Advanz to exercise any of its other rights and perform any other obligations set out in this Agreement,

each in accordance with this Agreement.

Advanz shall cooperate with Applied in respect of recording (and take any actions reasonably requested by Applied to record) this trademark license (including, as may be appropriate, executing a short form thereof for purposes of recordation) with the appropriate Governmental Authorities throughout the Territory to the extent reasonably required or requested by Applied (and Applied shall be responsible for paying all Costs and Expenses associated with such recordation).  Where applicable under Section 16.3, Advanz shall cooperate with Applied to effect a cancellation or termination of any such recordation with the appropriate Governmental Authorities in the Territory, and, if requested by Applied, Advanz agrees to grant to Applied an irrevocable power of attorney coupled with an interest to effect such cancellation within twenty (20) days after the termination of this Agreement.

(b)Product Trademarks.  Advanz may choose to use the Licensed Trademarks or any other product Trademarks to Commercialize the Product in the Field in the Territory; provided that (i) use of such other product Trademarks shall be subject to Applied’s approval in advance in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) Applied shall own all such other product Trademarks, which shall be deemed Licensed Trademarks hereunder.  For the avoidance of doubt, Applied shall have no right, title or interest in any Trademark using or incorporating Advanz’s corporate name.  Advanz shall use the Licensed Trademarks (including such other product Trademarks referred to in the foregoing sentence) and no other product Trademarks to Commercialize the Product in the Field in the Territory.  For clarity, nothing in this Section 7.4(b) shall restrict Advanz from using the Advanz corporate name

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on package inserts, packaging or trade packaging associated with the Product in the Territory in accordance with Applicable Laws.
(c)Ownership of Licensed Trademarks.  Advanz acknowledges the exclusive ownership by Applied of the Licensed Trademarks (and any Trademark containing, comprising, derivative of or confusingly similar to the Licensed Trademarks) including any product Trademarks selected by Advanz pursuant to Section 7.4(b).  Advanz shall not (and shall ensure that its Affiliates do not), directly or indirectly, during the Term of thereafter, register or attempt to register (or obtain any other ownership right in) any such Trademarks in its own name or challenge or assist others to challenge any such Trademarks (or the validity or enforceability of, or Applied’s rights in, the same).  This Agreement does not confer on Advanz any goodwill associated with the Licensed Trademarks or generated from the use thereof (all of which shall inure to Applied).
(d)Use of Licensed Trademarks.  Advanz shall comply with any applicable branding guidelines applicable across its organization in respect of the Licensed Trademarks that are provided to Advanz by Applied from time to time.  Advanz shall submit to Applied samples of all the uses of the Licensed Trademarks (including on any packaging or labeling of Products bearing the Licensed Trademarks), for Applied’s approval prior to the first use thereof.  Applied will have the right to inspect, upon reasonable notice and during normal business hours, Advanz’s and its Affiliates’ and Sublicensees’ premises, records, operations, materials and samples in connection with the use of the Licensed Trademarks to ensure compliance with this Agreement.
(e)Quality Control.
(i)	The quality of the Product (including all associated packaging and labeling bearing the Licensed Trademarks) sold or distributed by Advanz in the Territory under or in connection with the Licensed Trademarks and the use by Advanz of the Licensed Trademarks (including in marketing, advertising and promotional materials) shall, subject to Applied’s compliance with Section 8.2, comply with cGMP and cGDP.
(ii)	Advanz shall (A) comply with all Applicable Laws pertaining to the proper use and designation of the Licensed Trademarks, (B) use the Licensed Trademarks only in the form and manner and with appropriate legends as prescribed or otherwise approved from time to time during the Term by Applied, (C) display the proper form of trademark notice associated with the Licensed Trademarks, (D) not use any Licensed Trademark as a corporate name, business name, or trade name, (E) not use any Licensed Trademark in a manner that would reasonably be expected to materially impair the validity, reputation, or distinctiveness of any Licensed Trademark or create a combination mark with any other Trademarks, (F) use any Licensed Trademark at a level of quality set out in Section 7.4(e)(i), and (G) not use any Licensed Trademark in a manner that would reasonably be expected to materially tarnish, impair or otherwise adversely affect the reputation of Advanz, Applied or any of their respective Affiliates.

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(f)Prosecution and Maintenance of Trademarks.  Applied shall prosecute and maintain (and defend against oppositions and challenges to) the Licensed Trademarks in the Territory in the name of Applied, at its sole cost and expense.  Applied shall keep Advanz reasonably informed of any actions taken in respect of the prosecution and maintenance of (and defense against oppositions and challenges to) Licensed Trademarks in the Territory (and shall provide Advanz with updates regarding the status of any Licensed Trademarks in the Territory upon Advanz’s request).
(g)Enforcement of Trademarks.  Each Party will promptly notify the other in the event of any actual, potential or suspected infringement of any Licensed Trademark by any Third Party in the Territory.
(i)	Applied shall at its cost:
(A)	institute litigation or take other remedial measures in connection with Third Party infringement or other violation of Licensed Trademarks in the Major Markets; and
(B)	use Commercially Reasonable Efforts to institute litigation or take other remedial measures in connection with Third Party infringement or other violation of Licensed Trademarks in all other Countries in the Territory.
(ii)	If Applied elects not to initiate litigation or take other remedial measures against a Third Party who is alleged to be infringing or otherwise violating a Licensed Trademark in a Country other than a Major Market in the Territory in the Field within [***] of Advanz’s request that Applied do the same (provided that, if Applied intends to undertake such defense, Applied shall notify Advanz that it intends to do so with [***] of Advanz’s request), then it shall consult with Advanz to discuss the repercussions of such a decision on Advanz’s other markets in the Territory. If Advanz, at its sole but reasonable discretion, considers that a failure to institute litigation or take other remedial measures will have an adverse impact on Advanz’s business relating to the Products, then Advanz shall have the right to initiate litigation or take other remedial measures at its own cost. Applied shall provide to Advanz all reasonable assistance in connection with such litigation or other remedial measures. Advanz shall be entitled to retain any recoveries obtained resulting from any such litigation or other measures.
(iii)	Applied shall have the sole right, but not the obligation, to institute litigation or take other remedial measures in connection with Third Party infringement or other violation of Licensed Trademarks outside the Territory or outside of the Field.
(iv)	Any Costs and Expenses incurred by Applied instituting litigation or taking other remedial measures under Section 7.4(g)(i), (ii) or (iii) shall be the responsibility of Applied. All recoveries obtained by Applied resulting

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from such litigation or other appropriate action under Section 7.4(g)(i), (ii) or (iii) shall be retained by Applied.
(h)Use of Names.  Subject to Section 12.6, no right, expressed or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name of the other Party or its Affiliates in connection with this Agreement.
(i)Advanz Product Promotional Materials.  Upon Applied’s request, Advanz will provide to Applied samples of relevant marketing, advertising, promotional, training and educational materials solely for the Product that are developed by or on behalf of Advanz or its Affiliates or Sublicensees in the Territory.  Applied may adapt such materials for use outside of the Field or Territory to the extent that such materials are in Applied’s control.  In the event that Applied intends to use such materials (or adaptation thereof) outside of the Field of Territory, the Parties will negotiate in good faith a sublicensable license to such materials on commercially reasonable terms.
(j)Applied Product Promotional Materials.  Upon Advanz’s request, Applied will provide to Advanz samples of relevant marketing, advertising, promotional, training and educational materials solely for the Product that are developed by or on behalf of Applied or its Affiliates or Sublicensees outside the Territory.  Advanz may adapt such materials for use in the Field in the Territory to the extent that such materials are in Advanz’s control.  In the event that Advanz intends to use such materials (or adaptation thereof) in the Field in the Territory, the Parties will negotiate in good faith a sublicensable license to such materials on commercially reasonable terms.
Section 8.MANUFACTURE AND SUPPLY.
8.1Commercial Supply of Product.  Applied shall Manufacture, or shall have Manufactured, and supply, and, subject to Sections 8.12 to 8.14, Advanz shall purchase solely from Applied, Advanz’s and its Affiliates’ and Sublicensees’ requirements of:
(a)Bulk Product; and
(b)[***] flavoring packaged separately (i.e., unmixed).

In each case, for patient end use in the Field in the Territory pursuant to and in accordance with this Agreement and the Quality Agreement.  Subject to Section 8.6(d), Advanz shall be responsible for Secondary Packaging and Release for the Product for use in the Field in the Territory, including all specialty pharmaceutical services, logistics and distribution.  If Advanz’s Step-In Rights are exercised in accordance with Section 8.14, Applied shall reasonably assist Advanz in procuring that Applied’s Bulk Product’s contract manufacturer enters into a quality agreement with Advanz with respect to such supply arrangements.

8.2Applied Manufacturing Activities.  Except as otherwise expressly set forth herein, as between the Parties, Applied shall have the sole authority and exclusive right to Manufacture the Compound and Bulk Product.  Subject to Section 8.9, Applied shall ensure that the Bulk Product hereunder for supply to Advanz complies with Applicable Laws, cGMP and the Regulatory Approvals for the Bulk Product for use in the Field in the Territory, including the

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Product Specifications; provided that Advanz shall comply with all handling, storage and other requirements under Applicable Laws and the Regulatory Approvals from and delivery to Advanz of Bulk Product by Applied.  Applied shall have no responsibility or liability to Advanz hereunder for any non-compliance arising from the acts or omissions of Advanz, its Affiliates or sublicensees from the point of delivery to Advanz.

8.3Inspections and Audits.  Upon reasonable notice and during regular business hours, Advanz or its designee and/or any Regulatory Authority or its designee may inspect Applied’s Facilities and audit Applied’s records, to confirm Applied’s compliance with this Agreement (including Applied’s allocation of stock of Bulk Product under Section 8.10) and to ensure compliance with cGMP and Applicable Laws to the extent they relate to the Product for use in the Field in the Territory.  Applied shall also grant Advanz and its designees and/or any Regulatory Authority or its designees reasonable access to Applied’s business and operations personnel involved in the performance of this Agreement during normal business hours for such foregoing purposes.  Except where any audit is required by a Regulatory Authority or is an audit initiated by Advanz on account of Applied’s actual or alleged material breach of this Agreement, such audits may be conducted by Advanz no more than once annually, unless any such audit reveals a material noncompliance with cGMP or Applicable Laws, in which case a follow-up audit may be conducted to ensure that such noncompliance has been satisfactorily remedied.  Advanz’s and any Regulatory Authority’s rights of audit and inspection in this Section 8.3 shall also apply in respect to Applied’s Bulk Product contract manufacturer and Applied shall ensure that terms substantially similar to those set out in this Section 8.3 are contained in its agreement with its Bulk Product contract manufacturer.  Audits initiated by Advanz under this Section 8.3 or requested by a Regulatory Authority shall be at Advanz’s sole expense.  If Applied ceases to be a publicly listed company, Advanz reserves the right to require additional financial audit rights are added to this Section 8.3.
8.4Forecasting and Ordering.
(a)Forecasts; Purchase Orders.  At least [***] prior to the first requested delivery date for Bulk Product, Advanz shall deliver to Applied Advanz’s [***] projection of the quantities of Bulk Product that Advanz anticipates ordering from Applied pursuant to this Agreement for the [***] commencing with the first Calendar Quarter that includes the first requested delivery date (the “Initial Forecast”), together with a firm purchase order (a “Purchase Order”) for Bulk Product for the first [***] covered by such Initial Forecast.  The quantities of Bulk Product specified for the following [***] of such Initial Forecast shall be non-binding.  Thereafter, [***] prior to the first Business Day of each subsequent Calendar Quarter during the Term, Advanz shall deliver to Applied a rolling [***] forecast updating the prior forecast (together with the Initial Forecast, each a “Forecast”), together with a Purchase Order for the first [***] of such Forecast.  The quantities of Bulk Product specified for the following [***] of such Forecast shall be non-binding.  Unless agreed separately between the Parties in writing, each Purchase Order shall specify no more than one (1) delivery date for the Bulk Product in each [***].  Purchase Orders shall be in writing, and no verbal communications shall be construed to mean a commitment to purchase or sell.  Each Purchase Order delivered by Advanz to Applied pursuant to this Section 8.4(a) shall be binding on Applied, unless such Purchase Order exceeds the Initial Forecast by more than [***]of quantity of Bulk Product, in which case Applied may notify Advanz in writing of its rejection in respect of the quantity in excess of the Initial Forecast within [***] of receipt of such Purchase Order.

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(b)Long Range Capacity Planning.  Concurrent with the Initial Forecast, for the purposes of discussion and planning of Manufacturing capacity, Advanz shall provide a non-binding forecast of its projected Bulk Product needs for the [***] following that specified in the Initial Forecast as described in Section 8.4(a) (a “Long Range Forecast”).  Each Long Range Forecast shall be deemed to be revised by any subsequent Long Range Forecast.  In the event Applied anticipates that it will be unable to supply the quantities of Bulk Product reflected in a Long Range Forecast, Applied shall promptly notify Advanz and the Parties shall work to remedy the shortfall in accordance with and subject to the terms of this Section 8 in an effort to assure that the necessary capacity exists.  Unless otherwise agreed to by the Parties during the Term, the Long Range Forecast shall be updated by Advanz annually [***] of each Calendar Year during the Term.
(c)Receipt and Acceptance.  Advanz shall purchase all Bulk Product ordered and specified in a Purchase Order.  Purchase Orders may be delivered electronically or by other means to such location as Applied shall designate.  Nothing in any such Purchase Order or written acceptance shall supersede or conflict with the terms and conditions of this Agreement or the Quality Agreement.  All Purchase Orders, confirmations of receipt of Purchase Orders and other notices contemplated under this Section 8.4(c) shall be sent to the attention of such persons as each Party may identify to the other in writing from time to time in accordance with Section 19.8.
(d)First-Expiry First-Out.  Advanz shall use Commercially Reasonable Efforts to use its inventory of Bulk Product on a first-expiry first-out (FEFO) basis in order to ensure that the Bulk Product in its inventory always has the maximum period of time remaining on the shelf life.
(e)Shelf Life.  Applied shall ensure that all Bulk Product has at the date of delivery a shelf life of the greater of: [***] (“Shelf Life Requirements”).
8.5Pricing, Invoicing and Supply Price Reconciliation.
(a)Supply Delivery Price; Invoices.
(i)	Applied has provided Advanz with details of its current COGs together with an estimate of the COGs for Bulk Product in the first Calendar Year of the first Launch. At least [***] preceding the first requested delivery date for Bulk Product, Applied shall, based on the Initial Forecast and Long Range Forecast delivered concurrently with the Initial Forecast, update its previous estimate in good faith of the COGs for Bulk Product for the remainder of the Calendar Year in which the first Launch occurs. Thereafter, Applied shall, based on the then-current Forecast and Long Range Forecast, estimate in good faith the COGs for Bulk Product for such successive Calendar Year (being the “Estimated Cost”), and shall notify Advanz in writing prior to [***] of each successive Calendar Year of such Estimated Cost with: (y) reasonable supporting documentation regarding the calculation of such Estimated Costs; (z) evidence to support any increase in Estimated Cost compared to the then current Estimated Cost. Any increase in the Estimated Costs compared to the then current COGs shall be reasonable and evidence-based. Should Applied’s Bulk Product contract manufacturer’s costs decrease, the Estimated Cost shall reflect such decrease accordingly and

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Applied shall provide the supporting documentation and evidence set out at (y) and (z) in respect of such decrease.
(ii)	Each delivery of Bulk Product under a Purchase Order hereunder shall be accompanied by an invoice. Applied shall invoice Bulk Product at [***] (the “Total Supply Price”). Advanz shall issue payment against such invoices within thirty (30) days after the end of the calendar month in which the invoice is received. Applied shall include the following information, where applicable, on all invoices: the type, description, and quantity of the Bulk Product delivered; the date of shipment; the Total Supply Price; any applicable taxes, transportation charges or other charges provided for in the applicable Purchase Order; and the applicable Purchase Order number.
(b)Taxes.  All Taxes, including, but not limited to, sales, use, excise, value added and other similar Taxes (but excluding income Taxes and similar Taxes), which Applied is required by Applicable Laws to collect from Advanz with respect to the Manufacture and supply of Bulk Product to Advanz shall be stated in Applied’s invoice and shall be paid by Advanz to Applied.  For the avoidance of doubt, any and all applicable Taxes shall be payable by Advanz in addition to the Total Supply Price payable on such Bulk Product.
8.6Shipping, Delivery and Secondary Packaging and Release.
(a)Delivery.  Applied shall deliver (or have delivered) to Advanz in accordance with this Section 8.6 the quantities of Bulk Product specified for a given delivery date in each Purchase Order, except that, without limiting Section 19.1, if Applied provides written notice to Advanz at least thirty (30) days prior to a scheduled date for delivery, Applied shall be permitted to delay delivery for up to fifteen (15) Business Days after the scheduled date for delivery.
(b)Delivery Terms.  Bulk Product shall be supplied to [***].  For the avoidance of doubt, each Party agrees that Applied is responsible for loading the Bulk Product onto transport provided by Advanz or its designated carrier.  Bulk Product shall be shipped at Advanz’s expense via a carrier reasonably identified by Advanz in the applicable Purchase Order.  Advanz shall be responsible for all such shipping costs, including all freight and insurance charges, and for compliance with all Applicable Laws and Regulatory Approvals for the Product in the Field in the Territory.
(c)Retention.  Unless the Parties agree otherwise, Applied shall maintain analytical samples of each batch of Bulk Product (or, if necessary, Compound) in storage for a time period based upon Applied’s sample retention policy and, in any event, as required by Applicable Laws.
(d)Secondary Packaging and Release.  Advanz shall be entitled to deduct [***] of its reasonable Costs and Expenses for all Secondary Packaging and Release activities attributable to a particular Calendar Quarter which are incurred by Advanz from Royalties prior to payment of the same by Advanz.  Advanz has provided Applied with details of its current Secondary Packaging and Release costs together with an estimate of such costs in the first Calendar Year of the first Launch.  At least sixty (60) days preceding the first requested delivery date for Bulk Product, Advanz shall update its previous estimate in good faith for Secondary Packaging and

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Release costs for the remainder of the Calendar Year in which the first Launch occurs.  Thereafter, Advanz shall estimate in good faith the Secondary Packaging and Release costs for such successive Calendar Year (being the “Secondary Packaging and Release Estimated Cost”), and notify Applied in writing prior to September 1st of each successive Calendar Year of such Secondary Packaging and Release Estimated Cost with: (y) reasonable supporting documentation regarding the calculation of such Secondary Packaging and Release Estimated Costs; (z) evidence to support any increase in Secondary Packaging and Release Estimated Cost compared to the then current Secondary Packaging and Release Estimated Cost.  Any increase in the Secondary Packaging and Release Estimated Costs compared to the then current Secondary Packaging and Release Estimated Cost shall be reasonable and evidence-based.  Should Advanz’s Secondary Packaging and Release Costs decrease, the Secondary Packaging and Release Estimated Cost shall reflect such decrease accordingly and Advanz shall provide the supporting documentation and evidence set out at (y) and (z) in respect of such decrease.
8.7Certificate of Analysis; Acceptance and Returns.
(a)Certificate of Analysis; Batch-Tracing; Notice of Non-Conformance.  Applied shall supply to Advanz the applicable batch number for Bulk  Product delivered, as well as such other information as the Parties may set forth in the Quality Agreement with respect to Manufacture for all Bulk Product shipped to Advanz hereunder.  Advanz will preserve, assign or link its batch numbers with Applied’s batch numbers in order to comply with Applicable Laws and to ensure its batch numbers can be traced to Applied’s batch numbers and that such information can and will be made available to Applied promptly upon request.  In addition, Advanz shall (within the time period specified in Section 8.7(b)) inspect, or cause to have inspected, each shipment of Bulk Product for any material damage, defect (including non-conformance with the Product Specifications or cGMP) or shortage (each of the foregoing, “Product Non-Conformance”) and give Applied written notice thereof (a “Notice of Non-Conformance”).
(b)Rejection; Latent Defects.
(i)	Advanz shall have [***] following its receipt of each shipment of Bulk Product to inspect such shipment. If Advanz determines that all or any part of a shipment of Bulk Product suffers from any Product Non-Conformance in any material respect, it shall provide Applied a Notice of Non-Conformance in compliance with the procedures set forth in the Quality Agreement(s).
(ii)	Latent defects shall be communicated to Applied, together with appropriate detail, within [***] of the date on which such latent defect was first discovered by Advanz.
(iii)	Failure to provide such written notice within such time periods specified in this Section 8.7(b), as applicable, shall be deemed acceptance of such shipment of Bulk Product by Advanz, and Applied shall have no responsibility or liability to Advanz therefor in respect of any such Product Non-Conformance.

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(c)Disputes.  If Advanz delivers a Notice of Non-Conformance in respect of all or any part of a shipment of Bulk Product, and Applied does not agree with Advanz’s determination that such shipment suffers from any Product Non-Conformance in any material respect (a “Non-Conformance Dispute”), the Parties shall in good faith attempt to resolve such Non-Conformance Dispute through qualified representatives.  The Non-Conformance Dispute shall be resolved between such representatives within [***], unless otherwise agreed in writing by the Parties, from the date of Applied’s receipt of a Notice of Non-Conformance to resolve such Non-Conformance Dispute.  If such Non-Conformance Dispute is not resolved by such representatives in such [***] period, then Applied shall prepare an investigative report concerning such alleged Product Non-Conformance and such investigative report and Advanz’s original Notice of Non-Conformance shall be submitted to an independent testing laboratory accepted by both Parties with relevant expertise relating to manufacture and supply of pharmaceutical products.  The laboratory shall be provided with copies of Applied’s investigative report, Advanz’s original Notice of Non-Conformance, and any response Advanz may provide to Applied’s investigative report (which response shall be provided within seven (7) days of receipt of such investigative report), and shall be final and binding on the Parties.  If such Bulk Product is determined to meet the Product Specifications (or is otherwise determined not to suffer from any Product Non-Conformance, as applicable) in all material respects, then Advanz shall pay for the costs of such consultant, and shall promptly reimburse Applied for such reasonable out-of-pocket expenses as Applied incurred in preparing its investigative report in response to the original Notice of Non-Conformance.
(d)Remedies.  In the event any shipment of Bulk Product is rejected pursuant to this Section 8.7 as a result of any act or omission of Applied, its Affiliates or its their suppliers or contractors, then Advanz shall at its option, as its only remedies (other than with respect to latent defects), either: (i) destroy such rejected Bulk Product at Applied’s expense (in accordance with Applicable Laws); or (ii) return such rejected Bulk Product to Applied or its designee, at a location designated by Applied and at Applied’s expense.  Advanz shall notify Applied in writing promptly of the remedy it wishes to claim and Applied shall (at Advanz’s option and sole discretion) either (iii) promptly replace such non-conforming Bulk Product (or short shipment); or (iv) give Advanz a credit in an amount equal to the amount paid or payable by Advanz with respect to such rejected Bulk Product (or short shipment) including in relation to any commercial or tender penalties (which shall be limited to [***] in each Calendar Year) to which Advanz may be subject.  Notwithstanding the foregoing and in accordance with Section 1.156(k), Advanz shall use Commercially Reasonable Efforts to work with any Secondary Source Site approved in the Marketing Authorization and use its safety stock in order to mitigate any commercial or tender penalties to which Advanz may be subject.
8.8Product Specification and Manufacturing Changes.  Each Party shall promptly notify the other Party in writing of any request or order received by a Party from a Governmental Authority requiring a change to the Product Specifications and/or Manufacturing.  Subject to the Quality Agreement, Applied shall be responsible for conveying any such changes to its applicable suppliers, to the extent such changes relate to the Product Specifications or Manufacturing of Bulk Product; provided that Advanz shall be responsible for implementing, and shall comply at all times, with any changes in respect of the Secondary Packaging and Release of Bulk Product supplied to Advanz hereunder, including all specialty pharmaceutical services, including logistics and distribution responsibilities.

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8.9Contract Manufacturer Terms; Changes to Supply Terms Required by Regulatory Approvals and Applicable Laws.  Advanz acknowledges and agrees that (a) the Product remains a product in development, subject to change, including as to the requirements set forth in this Section 8, and is subject to change as reasonably required by any Regulatory Approval and Manufacturing requirements; and (b) subject to Advanz’s exercise of its rights under Sections 8.12 through 8.14 (inclusive), Applied shall take full responsibility for the supply obligations of the Bulk Product including enforcing the terms of any applicable supply agreement(s) (at Applied’s expense) with respect to the Bulk Product.
8.10Equal Priority to Available Bulk Product Between the Parties.  Subject to Section 8.13, each Party acknowledges and agrees that, in the event of a shortage of Bulk Product, the Parties will share any deficiencies in their supply requirements ratably in accordance with their volumes for the four (4) Calendar Quarters prior to the Calendar Quarter in which the then-current shortage first commenced.
8.11Inventory Stock and Safety Stock.  Applied shall maintain the following levels of inventory of:
(a)the Bulk Product’s components at all times to meet the equivalent of [***] of Advanz’s most recent forecast (the “Inventory Stock”); and
(b)inventory Bulk Product at all times to meet the equivalent of [***] of Advanz’s most recent forecast (the “Safety Stock”),

provided that such Safety Stock shall not be subject to the Shelf Life Requirements until such time as Applied has registered a shelf life of [***] in respect of the Bulk Product, at which point all inventory Bulk Product shall have a minimum shelf life of [***].

8.12Secondary Source Site.  At any time after the Effective Date, Advanz shall have the right to establish a reliable Third Party contract manufacturer as a secondary source site for Manufacture of the Bulk Product requirements under this Agreement (the “Secondary Source Site”) for use only in the case of, and duration of, (subject to Section 8.14) a Supply Shortage.  Advanz shall notify Applied in writing if it wishes to establish a Secondary Source Site.  Applied shall provide all reasonable assistance to Advanz (and/or any Third Party) in the establishment of the Secondary Source Site, including providing all of its then-existing data and information reasonably requested by Advanz to facilitate the technology transfer of the Product to an alternative contract manufacturer and to enable Advanz to fulfil the Manufacturing requirements of any Regulatory Authority in the Territory.  The Parties shall cooperate reasonably and in good faith to facilitate the establishment of a Secondary Source Site including any technology transfer.  [***]
8.13Supply Shortage.  Subject to Section 19.1 and without limiting Section 8.7(d), if [***] (a “Supply Shortage”), Applied shall notify Advanz immediately in writing and the Parties shall discuss a resolution of the Supply Shortage, which may include exercise of Advanz’s Step-In Rights under Section 8.14(b) such that Advanz may use Commercially Reasonable Efforts to mitigate any Supply Shortage.  In the event of a Supply Shortage, Advanz may also, in its sole discretion, as its only remedies, notify Applied that it intends to exercise its: (a) Step-In Rights set

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out in Section 8.14(b); (b) rights to use the Secondary Source Site in accordance with Section 8.12; and/or (c) claim direct damages for breach of contract in accordance with this Agreement.

Notwithstanding the foregoing and in accordance with Section 1.156(k), Advanz shall use Commercially Reasonable Efforts to work with any Secondary Source Site and use any of its safety stock approved in the Marketing Authorization in order to mitigate any damages for breach of contract.

8.14Step-In Rights.
(a)In the event of any of the following: (i) the commencement of a voluntary or involuntary bankruptcy proceeding by or against Applied in the United States (provided that, in the case of an involuntary bankruptcy proceeding, such proceeding has remained undismissed or unstayed for a period of sixty (60) days), (ii) where and to the extent agreed as part of a FM Continuity Plan under Section 19.1, (iii) where Section 16.3(a) is triggered, or (iv) where and to the extent agreed as part of a Continuity Plan under Section 19.17, Advanz shall have the right, following service of a Step-In Notice, to continue any activities undertaken by Applied or any other Person on Applied’s behalf or required to be undertaken by Applied or any other Person on Applied’s behalf, in each case, relating to or associated with the Exploitation of the Product for use in the Field in the Territory (including in relation to Development and Manufacture of the Product) in accordance with this Agreement.
(b)In the event of a Supply Shortage, Advanz shall have the right, following service of a Step-In Notice, to continue Manufacture of the Bulk Product for use in the Field in the Territory in accordance with Sections 8.12 and 8.13.
(c)Upon, and to the extent necessary for, Advanz’s exercise of its applicable Step-In Rights pursuant to Section 8.14(a) or 8.14(b), (i) Applied shall provide copies of any reports or other material forming part of the Applied Technology including those required for any Regulatory Filing related to the Product (e.g., Dossiers, Required Existing Studies, Required Post-MA Studies and, subject to Section 4.3(d), Other Post Approval Studies conducted by Applied) to the extent not already in Advanz’s possession or control, and (ii) Advanz shall have the right to request, and upon the commencement by Applied of any bankruptcy proceeding allowing Step-In Rights under Section 8.14(a) shall immediately and without further action be deemed to have received immediately prior to the commencement of any such proceeding, a temporary non-exclusive license under Applied’s Third Party License rights to enable continued Exploitation of such rights in accordance with Section 8.14(a) and under Applied’s Third Party License rights and/or Third Party contract manufacturing/supply agreement(s) to enable Advanz’s Manufacture of the Bulk Product by such Third Party contract manufacturer or at any Secondary Source Site (where applicable); provided that, if (x) Advanz has exercised its Step-In Rights due to an applicable bankruptcy proceeding under Section 8.14(a) and/or more than twice in any two (2) year period under Section 8.14(b), or (y) any Supply Shortage lasts for more than twelve (12) months, Advanz shall have the right to request, where practicable, the partial assignment of Third Party License rights or Applied’s Third Party contract manufacturing/supply agreement(s) (or, where any agreement is solely with respect to the Product in the Field in the Territory, complete assignment) to enable such continued Exploitation or Manufacture, as applicable (the foregoing with respect to Third Party agreements, “Requested Actions”).  In furtherance of the foregoing subsection (ii),

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where any Third Party License or Third Party contract manufacturing/supply agreement(s) enables any sublicensee to enter into a direct contract with the Third Party licensor or contract manufacturer, Applied shall provide all reasonable assistance to Advanz in effecting such transfer.  Additionally, Applied shall provide all reasonable assistance to Advanz (and/or any Third Party designated by Advanz) while Advanz is seeking the Requested Actions or its own contract with such Third Parties, including providing access to Applied’s then existing data, information, personnel, sites, manufacturers and suppliers, in each case, to the extent reasonably required to facilitate the Manufacture of the Bulk Product for an in-full and on-time delivery of Product for the Field in the Territory.  Applied agrees to take all steps necessary to ensure that its manufacturers, suppliers, employees, agents and advisors comply with this provision to enable Advanz to exercise its Step-In Rights.  Applied shall be entitled to resume Manufacture once Applied has reasonably demonstrated that it is able to supply Bulk Product in accordance with the terms of this Agreement.
8.15Effect of Secondary Source Site and Step-in on Royalties.  If Advanz:
(a)issues a Step-In Notice during Development in accordance with Section 8.14(a), Advanz shall be entitled to off-set Costs and Expenses incurred in establishing its Step-In Rights with respect to Development from any remaining Event Milestone Payments and/or any future Royalties; and
(b)establishes its Secondary Source Site as a result of a Supply Shortage and/or otherwise issues a Step-In Notice including after Development in accordance with Section 8.14(a), Advanz shall be entitled to deduct any Costs and Expenses incurred either from establishing its Secondary Source Site or if not already established, from establishing a Manufacturing arrangement with a reputable third party contractor pursuant to Section 8.12, in each case, from Royalties owed to Applied, including [***] of Costs and Expenses relating to Secondary Packaging and Release in accordance with Section 8.6(d).  [***]
(c)For clarity, Applied will provide assistance, relevant data, rights to Applied Patent Rights, Applied Technology and tech transfer in accordance with Sections 8.12 and 8.14, and Advanz’s rights to Costs and Expenses incurred to establish Manufacturing, Development and other Exploitation arrangements for Step-In Rights, including with third party contract manufacturers and Development and other Exploitation, deducted from Royalties in accordance with this Section 8.15, includes Costs and Expenses with respect to specialized/bespoke equipment but excludes other equipment, software, processes or personnel.
Section 9.FINANCIAL PROVISIONS
9.1Upfront Payment.  Advanz shall pay to Applied the non-refundable, non-creditable amount of Ten Million Euros (€10,000,000) in immediately available funds, wired to Applied using the wiring instructions provided by Applied in writing to Advanz, within ten (10) Business Days after the Effective Date.

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9.2Event Milestone Payments.
(a)Subject to the terms and conditions of this Agreement, Advanz shall pay to Applied the amount set forth in the table below opposite the corresponding event milestone (each an “Event Milestone”) as a non-refundable, non-creditable amount paid in accordance with Section 10.4.
Event Milestone	Event Milestone Payment	Payable
Successful Completion of the AT-007-1002 Study, where “Successful Completion” means [***]	[***]	Within fifteen (15) Business Days from the date of receipt of the invoice applicable to such Event Milestone Payment
Successful Completion of the AT-007-1005 Study, where “Successful Completion” means [***]	[***]	Within fifteen (15) Business Days from the date of receipt of the invoice applicable to such Event Milestone Payment

Grant of a centralized Marketing Authorization by the EMA allowing sale of the Product in the Territory for use in Galactosemia, which Marketing Authorization may be a conditional authorization or authorization with respect to a sub-population of patients

	[***]	Within fifteen (15) Business Days from the date of the occurrence of such Event Milestone

Grant of a centralized Marketing Authorization by the EMA allowing sale of the Product in the Territory for use in SORD, which Marketing Authorization may be a conditional authorization or authorization with respect to a sub-population of patients

	[***]	Within fifteen (15) Business Days from the date of occurrence of such Event Milestone
Annual Net Sales for the Product in the Territory exceeds [***] in a Calendar Year (“Commercial Event Milestone 1”)	[***]	Subject to Section 9.2(b)(iii)(B)
Annual Net Sales for the Product in the Territory exceeds [***] in a Calendar Year (“Commercial Event Milestone 2”)	[***]	Subject to Section 9.2(b)(iii)(B)

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Event Milestone	Event Milestone Payment	Payable
Annual Net Sales for the Product in the Territory exceeds [***] in a Calendar Year (“Commercial Event Milestone 3”)	[***]	Subject to Section 9.2(b)(iii)(B)
Annual Net Sales for the Product in the Territory exceeds [***] in a Calendar Year (“Commercial Event Milestone 4”)	[***]	Subject to Section 9.2(b)(iii)(B)
(b)For the avoidance of doubt: (i) each Event Milestone Payment shall be payable only on the first occurrence of the corresponding Event Milestone; (ii) no Event Milestone Payment shall be payable more than once; (iii) in respect of the Commercial Event Milestones: (A) should a subsequent Commercial Event Milestone occur before a prior Commercial Event Milestone, then all such preceding Commercial Event Milestone Payments shall be due and payable on the occurrence of such later Commercial Event Milestone (e.g., if Advanz achieves Commercial Event Milestone 4 in the first Calendar Year of this Agreement, the Commercial Event Milestone Payments for Commercial Event Milestone 1, Commercial Event Milestone 2 and Commercial Event Milestone 3 shall become due and payable); (B) at the end of each Calendar Year, Advanz shall provide Applied with its Annual Net Sales figures within thirty (30) days of the end of the Calendar Year; if Advanz has achieved any Commercial Event Milestone, Applied shall issue an invoice which shall be payable by Advanz within thirty (30) days of receipt of such invoice; and (C) Advanz will report Net Sales relating to Commercial Event Milestones at the end of each Calendar Quarter.
(c)NOTWITHSTANDING THIS SECTION 9.2, APPLIED MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY DEVELOP, OR THAT ADVANZ WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE, THE PRODUCT.
9.3Royalties on Net Sales.  Subject to the terms hereof, and on and from the Effective Date and for the duration of the Initial Royalty Term, in addition to any applicable Event Milestone Payments, Advanz shall pay to Applied royalties on Annual Net Sales of Product for use in the Field in the Territory (the “Royalties”) at a rate of twenty percent (20%).  Upon expiration of the Initial Royalty Term and for the duration of the Term, Advanz shall pay to Applied Royalties at a rate of [***] of Net Sales.  [***] of any Costs and Expenses to the extent related to Secondary Packaging and Release which are incurred by Advanz shall be deducted from Royalties prior to payment by Advanz in accordance with Section 8.6(d).
Section 10.ACCOUNTING AND PROCEDURES FOR PAYMENT
10.1Periodic Reporting and Reconciliation Payments.
(a)Royalty Reports; Payments.  Within thirty (30) days after the end of any Calendar Quarter, Advanz shall provide Applied with a report stating the Net Sales and computation thereof (including gross sales in units and in value of the Product made by or on behalf of Advanz, its Affiliates, and Sublicensees, as applicable, in the Territory, and any permitted deductions in accordance with the definition of Net Sales), on a Country-by-Country basis, during such

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preceding Calendar Quarter, together with the calculation of the Royalties due to Applied, including the method used to calculate the Royalties, and the exchange rates used (together with any other supporting documentation and additional information reasonably requested by Applied, including detailed information reasonably necessary to permit Applied to verify the accuracy of the reported Net Sales, including product names, selling price (including gross selling price where available), country where Manufactured (to the extent Bulk Product is Manufactured pursuant to Advanz’s Step-In Rights under Section 8.14 or pursuant to Section 16.3(a)) and country of Secondary Packaging and Release).  Royalty payments relating to such quarterly reports shall be made by Advanz within thirty (30) days following receipt of Applied’s invoice.  Advanz shall also provide an equivalent report upon the achievement of any Event Milestones triggering an Event Milestone Payment.  Upon the request of Applied and to the extent reasonably practicable, Advanz shall cooperate with Applied in providing assistance with qualitative feedback to assist Applied derive the information required under a Third Party License with respect to Net Sales with respect to each Licensed Indication.
(b)Reimbursement Payments.  Where either Party is required to reimburse the other Party in accordance with the terms of this Agreement [***] then the Party to whom such reimbursement is owed may, on a monthly basis, send an invoice to such other Party (the “Reimbursing Party”) with respect to such reimbursable amounts, along with reasonable evidence thereof, and such Reimbursing Party shall issue payment against such invoices within thirty (30) days after the end of the calendar month in which the invoice is received.
10.2Disputes.  In the event of a dispute regarding any amount reported by Advanz pursuant to Section 10.1, Applied shall provide a notice of the dispute to Advanz, and the Parties will promptly meet and negotiate in good faith a resolution to such dispute.  In the event that the Parties are unable to resolve such dispute within thirty (30) days after notice by Applied, either Party may refer such matter to be determined by the dispute resolution procedures set forth in Section 18.3.
10.3Currency.  Save for the Total Supply Price, all payments to be made hereunder by one Party to the other Party shall be computed and paid in Euros (€).  As it relates to the Total Supply Price, payments to be made hereunder shall be computed and paid in United States dollars (USD).
10.4Method of Payments.  Each payment to be made hereunder by Advanz to Applied shall be made by electronic transfer in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Applied’s election, to the account designated (in writing) by Applied on or before the due date set out in Section 9, Section 10.1 or otherwise in this Agreement.  With respect to any payment invoiced by Applied to Advanz, Applied may designate a different bank account on such invoice.  With respect to any other payment, Applied may designate a different bank account at least thirty (30) days before such payment is due.
10.5Exportation of Funds.  Advanz shall be solely responsibility for procuring any required permits, authorizations, licenses or consents of Governmental Authorities for the export of funds as may be required in the Territory; provided, however, that to the extent that it is impossible to make such payments due to the “blocking” of funds by Applicable Laws, such

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“blocked” funds shall be deposited to the credit of Applied in such depository as Applied designates subject to such Applicable Laws or Advanz or its Affiliates shall otherwise pay Applied an amount equal to such “blocked” funds.

10.6No Set-Off.  Subject to Section 8.15, all payments which Advanz is required to make under this Agreement shall be made without any set-off, counterclaim or condition.
10.7Interest for Late Payments.  If either Party fails to make any undisputed payment due under this Agreement within thirty (30) days of the date upon which such undisputed payment is due, then interest shall accrue on such payment on a daily basis from the date such payment was originally due at a rate equal to Secured Overnight Financing Rate (SOFR) (as published in The Wall Street Journal, New York edition) plus two percent (2%), or at the maximum rate permitted by Applicable Laws, whichever is the lower, and such interest shall be paid when such payment is made.
10.8Inspection of Records.  Advanz shall, and shall cause its Affiliates and Sublicensees to, keep accurate books and records with respect to the Commercialization (and other Exploitation under Advanz’s control as a result of Advanz exercising its Step-In Rights) hereunder, including setting forth gross sales of the Product and Net Sales sufficient to enable the calculation of amounts payable hereunder to be verified.  Advanz will retain such books and records for five (5) years after the end of the Calendar Year in which they are generated (or such longer period as may be required by Applicable Laws) in order to enable audit of such records as set forth below.  Applied shall appoint an independent Third Party (approved in advance by Advanz and subject to a reasonably acceptable confidentiality agreement) to examine Advanz’s books and records at any reasonable time, upon reasonable notice and at the facility(ies) where the books and records are normally kept (an “Audit”) in order to verify Advanz’s compliance with the terms and conditions hereof and the calculation of amounts payable hereunder.  The foregoing right of examination may be exercised only once during each twelve (12)-month period of the Term, unless (a) a prior Audit has revealed a discrepancy demonstrating an underpayment by Advanz of five percent (5%) or more, in which case Applied may conduct such additional Audits as may be reasonably required to ensure such discrepancy has been cured and/or has not reoccurred, or (b) Applied otherwise has a good faith reason to believe that Advanz may be in breach of the terms and conditions hereof.  Advanz shall bear the Cost and Expense of any such examination and review if there is an underpayment by Advanz of five percent (5%) or more.  If such Audit reveals that Advanz has made an: (x) underpayment of any payments due to Applied under this Agreement, then Advanz shall promptly pay Applied the amount of such underpayment or overpayment as was revealed by such Audit; or (y) overpayment of any payments due to Applied under this Agreement, then Applied shall promptly issue a credit note to Advanz for the amount of such underpayment as was revealed by such Audit.
10.9Tax Matters.
(a)Taxes.  To the extent they are applicable to Advanz, Advanz shall assume and pay any and all Taxes (excluding income Taxes and similar Taxes), customs, duties, assessments, excises and other charges levied upon the importation of or assessed against the Products supplied or rights licensed by Applied hereunder, or for or on account of the Commercialization of the Product in the Territory.

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(b)VAT.  It is understood and agreed between the Parties that any payments made by Advanz under this Agreement are exclusive of any value added or similar Tax (“VAT”) imposed upon such payments.
(c)Withholding Tax.  To the extent Advanz is required to deduct and withhold Taxes on any payments to Applied hereunder, the sum payable by Advanz (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Applied receives a sum equal to the sum which it would have received had no such deduction or withholding Tax been applicable (i.e., the payment to Applied shall be “grossed up” with sums corresponding to the applicable deduction or withholding Tax, such that the net effect of such withholding Tax on Applied is zero).  Advanz shall pay the amounts of such Taxes to the proper Governmental Authority in a timely manner and promptly transmit to Applied an official Tax certificate or other evidence of such payment of such deduction or withholding Tax.
(d)Cooperation.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding Taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax, VAT, or similar obligation.  Applied shall provide to Advanz any Tax forms that may be reasonably requested by and necessary for Advanz not to withhold tax or to withhold Tax at a reduced rate under Applicable Laws (including an applicable income Tax treaty).  Each Party further agrees to provide reasonable cooperation to the other Party, at the other Party’s expense, in connection with any official or unofficial Tax audit or contest relating to payments made by Advanz to Applied under this Agreement.
Section 11.PATENTS AND INFRINGEMENT
11.1Filing and Prosecution.  Applied shall at its cost, subject to Sections 11.2 through 11.3, use Commercially Reasonable Efforts to obtain, prosecute and maintain its Patent Rights included in the Applied Patent Rights, including to:
(a)file Patent Applications on any invention included in the Applied Patent Rights or Applied Technology (which Patent Applications shall be Applied Patent Rights hereunder);
(b)prosecute all pending and new Patent Applications included within the Applied Patent Rights;
(c)respond to oppositions, interferences, nullity actions, re-examinations, inter pates reviews, revocation actions and similar proceedings filed by Third Parties against the grant of Patents for such Patent Applications; and
(d)except as set out at (y) below, maintain in force any Patent Rights in the Territory included within the Applied Patent Rights by duly filing all necessary papers and paying any fees required by Applicable Laws of the particular Country in which the Patent Right was granted.

Applied shall at its cost, subject to Sections 11.2 through 11.3, (x) reject the competence of the Unitary Patent Court in respect of any Applied Patent Rights; and (y) maintain and defend the Patents in the Territory sublicensed to Advanz under this Agreement which are the subject of

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the Columbia License (the “Columbia Patents”) by duly filing all necessary papers and paying any fees required by Applicable Laws of the particular Country in which the Patent was granted.

Applied shall be responsible for all the Costs and Expenses it incurs in connection with the actions taken under this Section 11.1 (subject to Sections 11.2 and 11.3).

11.2Correspondence.  Applied will keep Advanz informed of the status of the Applied Patent Rights to the extent the Applied Patent Rights cover the Commercialization of the Product in the Field in the Territory (but specifically excluding Applied Patent Rights directed solely to an Out-of-Scope Product) solely to the extent a change in the status of such Applied Patent Rights could reasonably be expected to impair the Commercialization of the Product in the Field in the Territory in a material respect.  For clarity, Applied shall have ultimate decision-making authority with respect to filings and prosecution and maintenance of Applied Patent Rights, and will use its good faith business judgement in making all such decisions.  If Applied decides not to commence or proceed with any filings or prosecution of its Applied Patent Rights or maintenance of its Applied Patent Rights (except the Columbia Patents), it shall advise Advanz promptly of this decision.  If Advanz decides it wishes to have any such filings, prosecution or maintenance continued, it shall notify Applied promptly.  Applied shall continue to use Commercially Reasonable Efforts to continue with any such filings, prosecution or maintenance, with Advanz reimbursing Applied’s Costs and Expenses monthly on an as incurred basis.  Applied shall retain sole and exclusive ownership of the foregoing.
11.3Notices.  Applied agrees that it will, and will cause its Affiliates to, execute and file those notices and other filings as Advanz shall reasonably request be made, from time to time with any patent office in the Territory with respect to the rights granted under this Agreement, at Advanz’s sole cost and expense.
11.4Third Party Royalty Obligations.
(a)If either Party reasonably determines in good faith that in order to avoid infringement or other violation of any Patent Right not licensed hereunder, it is reasonably necessary to obtain a license from a Third Party in order to Manufacture, Commercialize or otherwise Exploit the Product in a Country in the Territory and to pay a royalty or other consideration under such license (including in connection with the settlement of a claim of infringement or other violation of Patent Rights), then the Parties shall discuss the pertinent Patent Right of such Third Party and such Party’s determination.  If the Parties decide that Advanz should enter into such license, Advanz shall (i) use Commercially Reasonable Efforts to negotiate and enter into a license for such Patent Rights of such Third Party on commercially reasonable terms and notified to Applied and (ii) be responsible for making any payments to such Third Party in respect of such license, which shall be reimbursed by Applied on request from Advanz.  If Applied should enter into such license, Applied shall make any payments to such Third Party in respect of such license directly.
(b)If:
(i)	Advanz is subject to a final court or other binding order or ruling requiring any payments, including the payment of a royalty to a Third Party holder of

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Patent Rights in respect of sales of the Product in a Country in the Territory; or
(ii)	Applied is subject to a final court or other binding order or ruling requiring any payments, including the payment of a royalty to a Third Party holder of Patent Rights in respect of sales of the Product in a Country in the Territory, the amount of such payments made a Party to the Third Party holder of Patent Rights shall be shared equally between the Parties such that (A) if Advanz make such payment [***] of such amount shall be deducted from Royalties for such Calendar Quarter in which they are due and payable; and (B) if Applied makes such payment, Advanz shall promptly reimburse Applied in respect of [***] of such amount. For clarity, any litigation relating to the foregoing shall be handled as provided in Section 11.6.
11.5Third-Party Infringement.  Each Party will promptly notify the other in the event of any actual, potential or suspected infringement or other violation in the Territory of a Patent under the Applied Patent Rights by any Third Party.
(a)Infringement of Applied Patent Rights in the Field.  Subject to any rights of an owner of the Applied Patent Rights under a Third Party License:
(i)	Applied shall have the first right, but not the obligation, to institute litigation or take other remedial measures in connection with Third Party infringement or other violation of the Applied Patent Rights occurring in the Field within the Territory. If Applied chooses not to initiate litigation or take other remedial measures against a Third Party who is alleged to be infringing or otherwise violating the Applied Patent Rights in the Territory in the Field (other than Applied Patent Rights directed solely to an Out-of-Scope Product) within [***] of Advanz’s request that Applied do the same (provided that, if Applied intends to initiate such litigation or remedial measures, Applied shall notify Advanz that it intends to do so with [***] of Advanz’s request), then Advanz shall have the right to initiate litigation or take other appropriate action to the extent (A) such Third Party infringement or other violation would reasonably be expected to impair or has impaired the Commercialization of the Product in the Field in the Territory (subject to obtaining Applied’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed) and (B) such litigation or other appropriate action does not conflict with the enforcement rights (and otherwise complies with the rights) of the owner of any Applied Patent Rights under a Third Party License. Applied shall notify Advanz promptly if it becomes aware that the owner of any Applied Patent Rights under a Third Party License intends to initiate litigation or take other appropriate action. Each Party agrees to reasonably cooperate with the other in connection with any such litigation or measures taken by such other Party in accordance with this Section 11.5(a)(i) (including, as may be required, timely joining as a party in any such litigation). The Party initiating such litigation or other measures shall bear: (x) all Costs and

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Expenses; (y) any losses in connection with any such litigation or other measures; and (z) be entitled to retain any recoveries obtained resulting from any such litigation or other measures after making any payments to the owner of any Applied Patent Right or Applied Technology required under a Third Party License, subject to such amounts being evidenced in writing to Advanz where Advanz is the Party taking the action and bearing the Costs and Expenses. The Party initiating such litigation or other measures in accordance with this Section 11.5(a)(i) shall consult with the other Party as to the strategy for the same and shall consider in good faith any comments from the other Party and keep the other Party reasonably informed of any steps taken with respect thereto.
(ii)	Applied shall have the sole right, but not the obligation, to institute litigation or take other remedial measures in connection with Third Party infringement or other violation of any Applied Patent Rights occurring outside of the Territory and with respect to Third Party infringement or other violation of any Applied Patent Rights directed solely to any Out-of-Scope Product or occurring outside the Field (within or outside of the Territory), and any such litigation or remedial measures shall be at Applied’s sole cost and expense. Applied shall retain all recoveries received by Applied and bear all losses arising as a result of its enforcement of Applied Patent Rights under this Section 11.5(a)(ii).
11.6Other Actions by a Third Party.  Each Party shall promptly notify the other in the event of any (a) claims by a Third Party of alleged infringement or other violation of Patent Rights by Advanz or Applied or any of their respective Affiliates or Sublicensees with respect to the Development, Manufacture, Commercialization or other Exploitation of the Product or (b) legal or administrative action by any Third Party involving an Applied Patent Right (other than Applied Patent Rights directed solely to an Out-of-Scope Product) of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding.  Subject to any rights of an owner of the applicable Applied Patent Rights under a Third Party License and to Section 11.1(y), Applied shall have the first right, but no obligation, to defend against any such claim or action involving such Applied Patent Right in the Territory.  If Applied chooses not to defend against any such claim or action involving an Applied Patent Right within [***] of Advanz’s request that Applied do the same (provided that, if Applied intends to undertake such defense, Applied shall notify Advanz that it intends to do so within [***] of Advanz’s request), then Advanz shall have the right to defend such claim or action (to the extent that such right to defend does not conflict with (and otherwise complies with)) the rights of the owner of any Applied Patent Rights under a Third Party License.  Applied shall notify Advanz promptly if it becomes aware that the owner of any Applied Patent Rights under a Third Party License intends to initiate litigation or take other appropriate action.  Each Party, upon request of the other Party, shall reasonably cooperate with the other Party’s defense of any such claims or actions (including, as may be required, timely joining as a party in any such claim or action).  The Party defending against any such claim or action in accordance with this Section 11.6 shall consult with the other Party as to the strategy for the same and shall consider in good faith any comments from the other Party and keep the other Party reasonably informed of any steps taken with respect thereto.  No settlement of any such claim or action shall be entered into by a Party (without the written consent

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of the other Party, which shall not be unreasonably delayed, conditioned or withheld) if such settlement would reasonably be expected to have a material adverse effect on the rights or interest of the other Party or any of its Affiliates or impose any costs or liability on, or involve any admission by, the other Party or any of its Affiliates.  In the event Advanz is defending against such claim or action, Applied shall have the right to join such defense using its own counsel at its own cost and expense.  The Party defending such litigation or other measures shall bear all Costs and Expenses and any losses in connection with any such litigation or other measures and be entitled to retain any recoveries obtained resulting from any such litigation or other measures after making any payments to the owner of any Applied Patent Right or Applied Technology required under a Third Party License, subject to such amounts being evidenced in writing to Advanz where Advanz is the defending Party and provided that, in respect of Section 11.6(a), where either Party is subject to a final court or other binding order or ruling requiring any payments, including the payment of a royalty to a Third Party holder of Patent Rights in respect of sales of the Product in a Country in the Territory, the amount of such payments made a Party to the Third Party holder of Patent Rights shall be shared [***] between the Parties such that (x) if Advanz make such payment [***] of such amount shall be deducted from Royalties for such Calendar Quarter in which they are due and payable; and (y) if Applied makes such payment, Advanz shall promptly reimburse Applied in respect of [***] of such amount.

11.7Patent Marking.  Advanz shall, and shall cause its Affiliates and Sublicenses to, at Advanz’s cost and expense, comply with the patent marking statutes of which it is notified by Applied in each Country in the Territory in which the Product is Commercialized by or on behalf of Advanz hereunder.
Section 12.CONFIDENTIALITY; PUBLICATION
12.1Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that for the Term and for ten (10) years thereafter, each Party shall (a) keep confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the other Party pursuant to this Agreement, in a manner no less protective than the actions it would customarily take to preserve the confidentiality of its own similar types of confidential information, and (b) not use for any purpose any Confidential Information furnished to it by the other Party other than for the performance of its obligations or the exercise of its rights hereunder in accordance with the terms hereof.
12.2Permitted Disclosures.  Notwithstanding the foregoing, each Party may disclose the other Party’s Confidential Information (a) to such Party’s employees, consultants (including, for greater certainty, financial advisors and its lenders), Affiliates, agents, contractors, or permitted sublicensees who are bound by obligations relating to confidentiality at least as restrictive of those contained herein and who have a need to know such information in connection with such Party’s performance of its obligations or practice or enforcement of its rights under this Agreement, (b) to Regulatory Authorities in connection with any Regulatory Filings made by either Party for Development, Manufacture, Commercialization or other Exploitation of a Product in compliance with Applicable Laws and the terms hereof (inside or outside the Territory, in the case of Applied), or (c) pursuant to Section 12.3 or 12.4.

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12.3Terms of Agreement.  The Parties agree that the terms of this Agreement will be considered Confidential Information of both Parties.  Subject to Section 12.4 below, no Party shall, without the prior written consent of the other Party, disclose in any manner to any Third Party the terms and conditions of this Agreement, except for terms or subject matter which has been the subject of prior public disclosure or has been mutually approved for such disclosure and except as set forth below.  In addition: (a) either Party may disclose such terms as are required to be disclosed in its publicly-filed financial statements, or other public statements or reports, pursuant to Applicable Laws, regulations or stock exchange rules (e.g., the rules of the U.S. Securities and Exchange Commission, the NYSE American, the NYSE, NASDAQ, or any other stock exchange on which securities issued by either Party may be listed) and publicly file this Agreement as an exhibit with such report; provided that, such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text (including redacted versions of this Agreement), (b) either Party shall have the further right to disclose the terms of this Agreement under a confidentiality obligation no less protective than those set forth in this Agreement, to any actual or potential licensee, sublicensee, acquirer, merger partner, investor, business partner or potential providers of financing and each of their respective advisors or (c) Applied shall have the right to disclose information to the owner of any Applied Patent Right or Applied Technology under a confidentiality obligation no less protective than those set forth in this Agreement to the extent reasonably necessary for Applied to comply with its reporting or notice obligations under any applicable Third Party Licenses; and (d) Applied and Advanz shall have the right to disclose information regarding the Development, Commercialization or other Exploitation status of the Product in the Field in the Territory to the extent such disclosure by Applied or Advanz, as applicable, is required by Applicable Laws, regulations or stock exchange rules; provided that, such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text (including redacted versions of this Agreement).
12.4Mandatory Disclosure.
(a)Notification and Consultation.  Except with respect to disclosures permitted by Section 12.3, in the event that a Party is required by Applicable Laws (including rules of an applicable stock exchange), or pursuant to legal, governmental or self-regulatory organization proceedings (including by court order or judicial or administrative process) to disclose any part of the other Party’s Confidential Information (including terms or conditions of this Agreement), such Party shall (i) promptly notify the other Party of each such requirement and identify the documents so required thereby, so that the other Party may seek an appropriate protective order, confidential treatment or other remedy concerning any such disclosure or waive compliance by such Party with the provisions of this Agreement and (ii) consult with the other Party with respect to taking legally available steps to resist or narrow the scope of such requirement.
(b)Limited Disclosure.  If, in the absence of such a protective order, confidential treatment request, other remedy or waiver by the other Party, such Party is nonetheless required to disclose any part of the other Party’s Confidential Information or any terms or conditions of this

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Agreement, such Party may disclose such Confidential Information or terms or conditions without liability under this Agreement, except that such Party shall furnish only that portion of the Confidential Information or terms or conditions that in its good faith judgment, after consultation with legal counsel, it is legally required to provide.
12.5Publication.  Nothing herein shall prevent Applied or its Affiliates (or their respective employees, consultants, contractors, licensees and agents) from publishing or presenting information relating to the Compound or Product or otherwise (a) limit the rights of Applied’s Third Party clinical investigators to publish the results of their studies or (b) prevent Applied or its Affiliates (or their respective employees, consultants, contractors, licensees, and agents) from complying with Applicable Laws with respect to the disclosure of clinical study data and results or of any other material matter or information.  Advanz shall not publish or present any information relating to the Compound or Product without Applied’s prior written consent.
12.6Publicity.  The public announcement of the execution of this Agreement is set forth on Exhibit F attached hereto and shall be promptly disseminated as a press release following the execution of this Agreement by both Parties.  Each Party shall, if reasonably practicable under the circumstances, give the other Party sufficient advance notice of at least twenty-four (24) hours of the text of any public statement concerning the terms of, or events related to, this Agreement or concerning the Compound or Product so that the other Party will have the opportunity to comment upon such statement.  Such Party shall give due consideration to any specific reasonable comments of the other Party on such text timely received from the other Party.
Section 13.WARRANTIES
13.1Mutual Warranties.  Each of Advanz and Applied hereby warrants to the other Party as of the Effective Date as follows:
(a)It is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation or formation, as applicable.  It has the requisite corporate or other entity power and authority to conduct its business as presently being conducted and as proposed to be conducted by it.
(b)It has the requisite corporate or other entity power and authority to enter into this Agreement and to perform its obligations hereunder.  All corporate or other entity actions on its part, necessary for (i) the authorization, execution, delivery and performance by it of this Agreement, and (ii) the consummation of the transactions contemplated hereby, have been duly taken.
(c)Assuming the due authorization, execution and delivery by the other Party, this Agreement constitutes a legally valid and binding obligation of such Party, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Applicable Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court or other tribunal before which any proceeding may be brought).

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(d)There is no contractual restriction or obligation binding on such Party or its Affiliates which would be materially contravened by execution and delivery of this Agreement or by the performance of its terms.  There are no governmental filings or consents required of such Party or its Affiliates necessary for the consummation of this Agreement and the transactions contemplated hereby.
(e)Such Party is not debarred, and such Party in relation to the Product is not using, has not used, and will not use in any capacity the services of any Person debarred, in each case under Subsection 306(a) of the Generic Drug Enforcement Act of 1992, or comparable laws, rules and regulations in any other Country in the Territory.
13.2Additional Representations and Warranties of Applied.  Applied hereby further represents and warrants to Advanz as of the Effective Date, that:
(a)Exhibit B contains a complete and correct list as of the Effective Date of all Patents Rights Controlled by Applied in the Field and Territory covering the Compound or any Product.
(b)Applied owns or has valid rights to use and sublicense, the Applied Patent Rights in existence on the Effective Date, and the Applied Patent Rights set forth on Exhibit B are in full force and effect and have been maintained to date.
(c)To the knowledge of Applied, there is no pending action or claim threatened in writing by a Third Party challenging the ownership, validity or scope of any Applied Patent Rights in existence as of the Effective Date.
(d)To the knowledge of Applied, subject to having undertaken a reasonable freedom-to-operate investigation, the Manufacture, Commercialization or other Exploitation of Product as contemplated under this Agreement will not infringe or otherwise violate any Patent of any Third Party that exists on the Effective Date or, if and when issued, any Valid Claim within any Third Party Patent Application published before the Effective Date.
(e)To the knowledge of Applied, Applied has complied in all material respects with all Applicable Laws, with respect to the Development of Product.
(f)Applied has not received any Form 483 observations, warning letters or other communications from a Regulatory Authority which would reasonably be expected to adversely impact the Manufacture or the marketing of Product in any material respect.
13.3Additional Representation and Warranty of Advanz.  Advanz hereby further represents and warrants to Applied as of the Effective Date to the knowledge of Advanz, neither Advanz nor any of its Affiliates (a) is engaged in the Development or Commercialization of a Competing Product nor (b) has in effect a written plan to Develop or Commercialize a Competing Product.
13.4Solvency Representation and Warranty of Applied.  Applied hereby further represents and warrants to Advanz that, as of the Effective Date, Applied does not intend to incur, and is not presently incurring, debts and liabilities that will be beyond its ability to pay as such debts and liabilities mature, to the extent known, probable and estimable.

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13.5Certain Covenants of the Parties.
(a)Each Party shall conduct, and shall cause its Affiliates to conduct, all its activities contemplated under this Agreement in accordance with all Applicable Laws of the Country in which such activities are conducted.
(b)Each Party shall provide written notice to the other Party in the event that it suffers an insolvency related event of the type set out in Section 16.1(b) including the name and contact details of any receiver, trustee, assignee for the benefit of creditors, custodian or other similar official.
(c)Advanz shall undertake any actions which it is required to take under any applicable Antitrust Laws in the Territory in connection with transactions contemplated hereunder, or the rights granted to, or obligations of, either Party hereunder, whether at the Effective Date or at any time during the Term.
13.6Disclaimer of Warranty.  EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPOUND, DRUG SUBSTANCE, PRODUCT, SUCH PARTY’S TECHNOLOGY OR PATENT RIGHTS, OR ANY OTHER MATTER, INCLUDING WARRANTIES OF MERCHANTABILITY, CONDITION, QUALITY, PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
Section 14.NON-COMPETITION
14.1Advanz Non-Compete.  From the Effective Date and throughout the Term, neither Advanz nor any of its Affiliates (including through any acquisition) shall, directly or indirectly, alone or in collaboration with any Third Party Commercialize, in any Country, any Competing Product.
Section 15.TERM
15.1Term.  This Agreement shall be effective as of the Effective Date and shall remain in effect until terminated pursuant to Section 16 (the “Term”).
Section 16.TERMINATION
16.1Termination Rights.  This Agreement may be terminated as follows:
(a)Material Breach.  Either Party may terminate this Agreement at any time upon written notice to the other Party if the other Party is in material default or breach of this Agreement and such material default or breach is not cured within (i) sixty (60) days after written notice thereof is delivered to the defaulting or breaching Party, or (ii) in the case of a breach that cannot be cured within sixty (60) days, within a reasonable period not exceeding ninety (90) days after written notice thereof is delivered to the defaulting or breaching Party, so long as the breaching Party in each case is making a good faith effort to cure such default.  For the avoidance of doubt,

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the Parties agree that any Supply Shortage shall not constitute a material breach of this Agreement and shall not entitle Advanz to terminate this Agreement, and such Supply Shortage shall be addressed in accordance with Sections 8.12 to 8.14 inclusive.  Termination shall not be the sole remedy for material breach of this Agreement, and a Party may choose to continue to perform hereunder and, in response to any material breach, may bring a claim for damages and other available remedies under this Agreement, including in accordance with Section 18.3, where applicable, such as a claim for injunctive relief, and bringing such a claim in good faith shall not constitute a breach of this Agreement.
(b)Insolvency.

Either Party may terminate this Agreement upon written notice to the other Party, if the other Party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, an assignment for the benefit of creditors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, assignee for the benefit of creditors, custodian or other similar official for any such Person or for any substantial part of its property, and, if such proceeding is commenced involuntarily, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days.  The voluntary commencement of any of the foregoing proceedings by a Party shall result in an immediate right to terminate by the other Party.

(c)Patent Challenge.  Applied may terminate this Agreement as provided in and in accordance with Section 2.6(b).
(d)Approval Failure; Material Safety Issue.  In the event that the Product does not receive Marketing Authorization for use in a Licensed Indication in any Country in the Territory by [***], then Advanz at its sole discretion may terminate this Agreement upon thirty (30) days’ notice; provided that such notice is delivered to Applied by [***].  In the event of a Material Safety Issue, the Parties shall confer and use Commercially Reasonable Efforts to ascertain the appropriate course of action; provided that where no other option or recourse is reasonably available (including recall of the Product) either Party may terminate this Agreement upon the occurrence of a Material Safety Issue in its entirety upon ten (10) days prior written notice to the other Party.
(e)Failure to Commercialize.  Without limiting its rights under Section 16.1(a) and subject at all times to Applied’s material compliance with its obligations to fulfil Purchase Orders in accordance with Section 8.2, such that Advanz has sufficient Product to Commercialize in accordance with the Commercialization Plan for the duration of the relevant period:
(i)	Subject to the provisos set out in Section 7.1, Applied may terminate this Agreement in its entirety, or if otherwise as agreed by the Parties (which may include termination on a Country by Country basis), upon at least ninety (90) days’ written notice to Advanz, if Advanz does not either:

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(A)	Launch the Product for each Licensed Indication in Germany within [***] after the grant of any Marketing Authorization for the Product for such Licensed Indication(s) by EMA; or
(B)	Launch the Product for each Licensed Indication in France within [***] from securing Price Approval and/or Third Party reimbursement approval (as applicable) whether pursuant to an Early Access Program or otherwise; or
(C)	Launch the Product for each Licensed Indication in each of Italy, Spain and the United Kingdom within [***] after the grant of a Marketing Authorization for the Product for such Licensed Indication by EMA or the MHRA (whichever is the later); [***];

provided, however, that in each case, that Advanz shall have sixty (60) days from receipt of such notice to Launch the Product for use in such Licensed Indication in such Country(ies).

(ii)	Termination for failure to achieve Minimum Sales/Quantities: Applied may terminate this Agreement in its entirety, upon ninety (90) days’ written notice to Advanz, if Advanz has not achieved at least [***] in cumulative Net Sales by the later of:
(A)	[***]
(B)	the date on which Advanz has [***],

provided in (B) that Advanz has submitted the Product for, and used Commercially Reasonable Efforts to prosecute Price Approval in each of the Major Markets for Galactosemia within [***] and provided, however, that Advanz shall have sixty (60) days from receipt of such notice to cure such failure (where any cure may include payment of any shortfall in Royalties on Net Sales below [***].

(f)Gross negligence and willful misconduct. Advanz may terminate this Agreement in the event of Applied’s gross negligence and/or willful misconduct of any of its obligations under this Agreement and such gross negligence and/or willful misconduct is not cured within sixty (60) days after written notice thereof is delivered to Applied.  As used in this Section 16.1(f), “gross negligence” means a lack of care that demonstrates reckless disregard for a party’s obligations and a lack of consideration of the consequences or potential damage its actions may cause to the other party; and “willful misconduct” means that a Person intentionally acts or fails to act knowing that their conduct will probably result in harm or damage.
16.2Continuing and Accrued Obligations.  After notice of termination is given and, subject to the further provisions of this Section 16.2, prior to the effective date of termination, this Agreement, including all payment obligations hereunder, shall continue in full force and effect, and the Parties shall continue to carry out and perform their respective Development, Manufacturing, Commercialization and other Exploitation activities in accordance with this Agreement through the effective date of termination.  Without limitation of the foregoing,

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termination of this Agreement for any reason (a) shall be without prejudice to and shall not impair or limit in any manner (i) Applied’s right to receive payment from Advanz of Royalties or Commercial Event Milestone Payments in respect of sales of Product in the Territory occurring prior to the effective date of such termination, whether or not the due date for such payment is after such effective date of termination; (ii) Applied’s right to receive the applicable Event Milestone Payment in respect of any Event Milestone which occurs prior to the effective date of termination, whether or not the due date for such payment is after such effective date of termination, (iii) Applied’s right to receive payment from Advanz in accordance with this Agreement for any Bulk Product ordered by Advanz and delivered pursuant to this Agreement prior to the effective date of such termination, whether or not the due date for such payment is after such effective date of termination, provided that such Bulk Product is Manufactured and delivered in accordance with the terms of this Agreement; and (iv) any remedies that either Party may have and (b) shall not release a Party hereto from any indebtedness, liability, payment or other obligation incurred hereunder (including liability for breach of this Agreement) by such Party prior to the effective date of termination.

16.3Effects of Termination.
(a)Upon termination of this Agreement by Advanz under Section 16.1(f):
(i)	all licenses granted to Advanz by Applied under this Agreement shall be retained by Advanz and shall survive termination of this Agreement on the same terms on which they were granted; provided that such licenses under Applied Technology, Applied Patents and Licensed Trademarks shall be expanded to enable the continuation or commencement by Advanz of any activities either undertaken by Applied or any other Person on Applied’s behalf or required to be undertaken by Applied or any other Person on Applied’s behalf, in each case, relating to or associated with the Exploitation of the Product for use in the Field in the Territory (including in relation to Development and Manufacture of the Product) in accordance with this Agreement;
(ii)	ownership of any Marketing Authorization Application or Marketing Authorization relating to the Compound or the Product which is held by Advanz, its Affiliates or designees, shall continue to be held by such entity;
(iii)	to the extent permitted by such Third Party, (x) all Third Party contract manufacturing/supply agreement(s) and any contract development agreements, to the extent applicable to the Product in the Field in the Territory, shall be assigned to Advanz by Applied (unless Advanz notifies Applied otherwise in writing) and (y) Applied shall ensure that (and shall procure the same to the extent Applied has not entered into such agreements as of the Effective Date) it has adequate arrangements to give full effect to such assignments. Applied shall facilitate the assignment process (including making any introductions) and shall not do anything to prejudice Advanz’s rights under such licenses or agreements without the prior consent

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of Advanz (such consent not to be unreasonably withheld, conditioned or delayed);
(iv)	if it has not already done so in accordance with the terms hereunder, Advanz may notify Applied that it wishes to use its Secondary Source Site, or if Step-In is otherwise triggered, in each case, Applied shall provide all reasonable assistance to Advanz to effect the transfer of Manufacturing of Bulk Product;
(v)	Applied shall provide to Advanz copies of any reports or other materials in its possession or control forming part of the Applied Technology including those required for any Regulatory Filing related to the Product (e.g. Dossiers, Required Existing Studies, Required Post-MA Studies and, subject to Section 4.3(d), Other Post Approval Studies conducted by Applied) to enable Advanz to continue to Develop, Manufacture and Commercialize the Product in the Field in the Territory;
(vi)	Advanz shall retain all materials in its possession relating to the Product and/or which it requires to continue to Develop, Manufacture and Commercialize the Product in the Field in the Territory, including:
(A)	all Regulatory Filings, Regulatory Approvals, Price Approvals, contracts and other agreements relating to Pricing and Market Access Activities in Advanz’s possession or control to the extent related to the Product;
(B)	all reports, records, information (including drug master files, if any), regulatory correspondence, correspondence with respect to Pricing and Market Access Activities, and other materials in Advanz’s possession or control to the extent relating to the Product in the Field in the Territory;
(C)	all materials bearing any Licensed Trademarks; and
(D)	all Applied Confidential Information (which shall remain subject to Section 12);
(vii)	without limiting Section 8.15, Sections 9.2 and 9.3 shall survive notwithstanding references to the duration of the Term, and Advanz shall remain liable to pay any Royalties and any Event Milestone Payments to the extent due and payable;
(viii)	Applied shall transfer to Advanz all inventory of the Bulk Product which is subject to a Purchase Order and has not yet been provided, and Advanz shall be entitled to sell all of its inventory of the Bulk Product. For the avoidance of doubt, Advanz’s remedies set out in Sections 8.7(b) and (d) shall apply to any such inventory;

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(ix)	Applied shall, upon request of Advanz, return or destroy all Advanz Confidential Information disclosed to it pursuant to this Agreement, including all copies and extracts of documents, as promptly as practicable following receipt of such request, except that copies may be kept for the purpose of complying with continuing obligations under this Agreement to the extent and for so long as necessary to perform its obligations or exercise its rights under this Section 16.3(a). Notwithstanding the foregoing, Applied also shall be permitted to retain such additional copies of or any computer records or files containing Advanz Confidential Information (A) to the extent necessary to comply with Applicable Laws or (B) that have been created solely by Applied’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with Applied’s standard archiving and back-up procedures, but not for any other use or purpose. For the avoidance of doubt, any Confidential Information of Advanz retained by Applied in accordance with this Section 16.3(a) shall remain Confidential Information of the disclosing Party and subject to Section 12;
(x)	for clarity, Advanz’s termination of the Agreement under Section 16.1(f) shall trigger its Step-In rights under Section 8.14(a); and
(xi)	the following Sections of this Agreement shall survive such termination under Section 16.1(f): Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.7, 4.3(c) and (d), 5.4 (as required to comply with Applicable Laws), 7.3, 7.4, 8.14, 8.15 (as required to give effect to this Section 16.3(a)), 9, 10, 11, 12, 13.5(a), 13.6, 16.1(b), 16.1(c), 16.1(d), 16.1(e), 16.2, 16.3(b), 17 (including Section 17.5 notwithstanding references to the duration of the Term therein), 18, 19.2 through 19.16 (inclusive), Exhibit H (to the extent required by the Third Party Licenses) and any other Exhibits to the extent required for interpretation purposes.
(b)Upon termination of this Agreement (except by Advanz under Section 16.1(f)):
(i)	Advanz shall (or, in each case, shall cause its designee, if applicable, to), promptly after such termination, supply to Applied or its designee the following materials; provided that such materials shall be supplied in the form and format in which such materials are maintained by Advanz in the ordinary course of business (provided that Advanz shall use Commercially Reasonable Efforts to provide such materials in a form and format useable by Applied):
(A)	all Regulatory Filings (including Marketing Authorizations), Regulatory Approvals, Price Approvals, contracts and other agreements in Advanz’s or, if applicable, its designee’s, possession or control to the extent related to a Product;

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(B)	all reports, records, information (including drug master files, if any), regulatory correspondence and data, correspondence with respect to Pricing and Market Access Activities, and other materials in Advanz’s or, if applicable, its designee’s, possession or control to the extent relating to a Product;
(C)	all materials bearing any Licensed Trademarks;
(D)	assign to Applied any and all right, title or interest of Advanz in any Trademarks actually used in commerce by Advanz or its Affiliates in connection with a Product (including in any Licensed Trademarks and any goodwill associated therewith), excluding, for clarity, the corporate or trade name or logo of Advanz or its Affiliates. In furtherance of the foregoing Advanz shall execute an assignment of any such Trademarks in favor of Applied or an Applied Affiliate identified by Applied and Applied (or such Applied Affiliate designee) shall be responsible for recording such assignment with the appropriate governmental trademark authorities; provided that Advanz shall cooperate in facilitating such assignment and recordation by timely executing all necessary documents provided to it by Applied.
(ii)	Advanz hereby does, on behalf of itself and any of its applicable designees, (and shall) assign to Applied, or an Applied Affiliate identified by Applied, all of Advanz’s or its Affiliates’ or designee’s (as applicable) right, title and interest in and to the materials transferred or delivered or deliverable by Advanz pursuant to Section 16.3(b)(i), to the extent Advanz or any of its Affiliates or designees control such materials, which assignment shall include, for the avoidance of doubt, transfer of all physical items relating to Marketing Authorizations and Marketing Authorization Applications for the Product in Advanz’s or any of its Affiliate’s or designee’s name and commencement of the transfer process with the applicable Regulatory Authorities;
(iii)	Advanz hereby does (and shall) assign to Applied any applicable sublicenses to the extent related to the Product and/or Third Party agreements, with respect to significant services to be performed by Third Parties to the extent related to the Product, unless Applied has advised Advanz that it will not require such assignment.
(iv)	Without limitation of the generality of the foregoing, upon Applied’s request, the Parties shall use diligent efforts to complete the transition of the Commercialization of the Product, as well as Advanz’s responsibilities hereunder with respect thereto (including pharmacovigilance and Pricing and Market Access Activities) and at Applied’s election and request, and to extent reasonably possible and legally permissible, transfer and sale of some or all Product inventory and Bulk Product then in possession or control of

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Advanz, its Affiliates or sublicensees at cost to Applied (or its sublicensee or Third Party designee) as soon as is reasonably possible, in a low risk, orderly fashion.
(v)	Each of Advanz and Applied shall, upon request of the other Party, return or destroy all Applied Confidential Information and Advanz Confidential Information disclosed to it pursuant to this Agreement, including all copies and extracts of documents, as promptly as practicable following receipt of such request, except that one (1) copy may be kept for the purpose of complying with continuing obligations under this Agreement including relating to termination (e.g., under Section 16.1(b)(iv)) to the extent and for so long as necessary to perform its obligations or exercise its rights under this Section 16.3(b). Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information (A) to the extent necessary to comply with Applicable Laws or (B) that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose. For the avoidance of doubt, any Confidential Information of the disclosing Party retained by the receiving Party in accordance with this Section 16.3(b) shall remain Confidential Information of the disclosing Party and subject to Section 12.
Section 17.INDEMNIFICATION, INSURANCE AND LIABILITY
17.1Indemnification by Advanz.  Subject to Sections 17.3 and 17.4, Advanz shall indemnify, defend and hold Applied, its Affiliates, and their respective directors, officers, employees, consultants, contractors, sublicensees and agents (collectively, the “Applied Indemnitees”) harmless from and against any and all claims, suits, proceedings or causes of action (“Claims”) brought by a Third Party against such Applied Indemnitee, including any damages or other amounts payable to such Third Party and reasonable attorneys’ fees and costs of litigation (collectively, “Damages”), in each case to the extent resulting from or based on: (a) any Taxes for which Advanz is responsible pursuant to this Agreement; b) Advanz’s breach of this Agreement (including its representations, warranties and obligations herein); (c) the determination of Advanz not to initiate an Advanz Recall in the exercise of its discretion under Section 5.5(c); or (d) the gross negligence or willful misconduct of, or violation of Applicable Laws by, Advanz, its Affiliates or its Sublicensees, or their respective employees, contractors or agents in the performance of this Agreement, except to the extent such Damages result from any of Applied’s acts or omissions that are not in accordance with the Agreement.
17.2Indemnification by Applied.  Subject to Sections 17.3 and 17.4, Applied shall indemnify, defend and hold Advanz, its Affiliates, and their respective directors, officers, employees, consultants, contractors, sublicensees and agents (collectively, the “Advanz Indemnitees”) harmless from and against any and all Claims brought by a Third Party against such Advanz Indemnitee, including any Damages, in each case to the extent resulting from or based on: (a) Applied’s breach of this Agreement (including its representations, warranties and obligations

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herein); (b) the determination of Applied not to initiate an Applied Recall in the exercise of its discretion under Section 5.5(c); or (c) the gross negligence or willful misconduct of, or violation of Applicable Laws by, Applied, its Affiliates or sublicensees, or their respective employees, contractors or agents in the performance of this Agreement, except to the extent such Damages result from any of Advanz’s acts or omissions that are not in accordance with this Agreement.

17.3Indemnification of Product Liability Claims.
(a)Notwithstanding any other provision of this Agreement, this Section 17.3 shall govern the allocation of liability with respect to any Third Party product liability Claim, including Claims of property injury, bodily injury or deaths related to the Product in the Territory (a “Third Party Product Claim”).
(b)Subject to Section 17.4, Applied shall indemnify, defend and hold harmless the Advanz Indemnitees from and against any and all Damages which an Advanz Indemnitee may incur or suffer arising out of any Third Party Product Claim to the extent caused by, resulting or arising from its Development activities (whether prior to or during the Term) or Manufacture of the Product (including any defect in the Manufacturing of the Bulk Product supplied by Applied to Advanz hereunder).
(c)Subject to Section 17.4 and except to the extent Applied is obligated to indemnify the Advanz Indemnitees in respect of such Damages pursuant to Section 17.3(b) above, Advanz shall indemnify, defend and hold harmless the Applied Indemnitees from and against any and all Damages arising out of any Third Party Product Claims to the extent caused by, resulting or arising from its Development activities, its Secondary Packaging and Release activity and any other Step-In Rights or Secondary Source Site or other Manufacture or Commercialization, in each case of the Product in the Territory.
(d)The indemnity in this Section 17.3 shall include defects stipulated in Article 1 of the EU Product Liability Directive [85/374/EEC].
17.4Defense Procedures; Procedures for Third Party Claims.
(a)For purposes of this Agreement, “Third Party Claim” means a Claim asserted by a Third Party (in no event to include any Affiliate of either Party) against a Party or any of its Affiliates, or any of their respective directors, officers, employees, consultants, contractors, sublicensees and agents.  In the event a Third Party Claim is asserted with respect to any matter for which a Party or any of its Affiliates, or any of their respective directors, officers, employees, consultants, contractors, sublicensees and agents (the “Indemnified Party”) is entitled to indemnification hereunder, then the Indemnified Party shall promptly notify in writing the Party obligated to indemnify the Indemnified Party hereunder (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.
(b)The Indemnifying Party shall assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the Claim solely for monetary consideration) with counsel selected by the Indemnifying

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Party and reasonably acceptable to the Indemnified Party.  The Indemnified Party shall provide reasonable assistance to the Indemnifying Party in relation to such Third Party Claim and shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the Indemnifying Party is defending as provided in this Agreement.  Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnified Party, upon written notice to the Indemnifying Party, in which case the Indemnifying Party shall be relieved of liability under Section 17.1 or 17.2, as applicable, solely for such Third Party Claim and related Damages.
(c)Neither Party will enter into any settlement of any suit involving Products that materially affects the other Party’s rights or obligations with respect to the Product (including any settlement limiting the scope, validity or enforceability of the other Party’s Intellectual Property) without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).  Without limiting the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened litigation in which the Indemnified Party has sought indemnification hereunder by the Indemnifying Party, unless such settlement involves solely monetary damages and includes an unconditional release of the Indemnified Party from all liability on Claims that are the subject matter of such litigation.
17.5Insurance.  During the Term and for three (3) years thereafter, each Party shall maintain public liability insurance coverage up to Ten Million Euros (€10,000,000).  Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request and shall reasonably cooperate with the other Party in order to maximize any insurance recoveries.
17.6Disclaimer of Liability for Consequential Damages.
(a)SUBJECT TO SECTION 17.6(b):
(i)	EITHER PARTY SHALL BE ENTITLED TO CLAIM DAMAGES FOR DIRECT LOSS OF PROFITS UP TO A LIMIT OF [***] PER CALENDAR YEAR.
(ii)	IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY LOSS OF REVENUES OR CONTRACTS, BUSINESS INTERRUPTION, INDIRECT LOSS OF PROFITS OR ANY OTHER INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, UNDER A WARRANTY, TORT (INCLUDING NEGLIGENCE), UNDER STATUTE OR OTHERWISE.

THE FOREGOING SENTENCE SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER SECTION 17.3 OR LIABILITIES RESULTING FROM A BREACH OF THE CONFIDENTIALITY

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OBLIGATIONS UNDER SECTION 12 ABOVE, OR ANY LIABILITY ARISING OUT OF ANY INFRINGEMENT OR OTHER VIOLATION OF THE APPLIED PATENT RIGHTS, THE APPLIED TECHNOLOGY OR THE LICENSED TRADEMARKS AS A CONSEQUENCE OF THEIR USE BY ADVANZ OR ITS AFFILIATES OTHER THAN IN ACCORDANCE WITH THIS AGREEMENT.

(b)Neither Party excludes nor limits any liability for:
(i)	death or personal injury to the extent caused by the negligence or willful default of a Party or its employees;
(ii)	fraud or fraudulent misrepresentation;
(iii)	any breach of any obligations implied by section 12 of the Sale of Goods Act 1979 or section 2 of the Supply of Goods and Services Act 1982;
(iv)	any other liability to the extent the same cannot be excluded or limited by Applicable Laws; or
(v)	its payment obligations under this Agreement.
Section 18.GOVERNING LAW AND JURISDICTION
18.1Governing Law.  This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the Laws of England and Wales.  The provisions of the U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
18.2U.S. Bankruptcy Matters.  Notwithstanding anything else to the contrary herein, this Section 18.2 shall apply in the event of the commencement of a voluntary or involuntary bankruptcy proceeding by or against Applied in the United States (provided that, in the case of an involuntary bankruptcy proceeding, such proceeding has remained undismissed or unstayed for a period of sixty (60) days).
(a)All of the Intellectual Property which is subject to any of the licenses contained in this Agreement, including trademarks (in particular the Licensed Trademarks) and all of the Applied rights which Advanz requires to continue to Develop, Manufacture and/or Commercialize the Products in the exercise of any applicable Step-In Rights or as set out in Section 16.3(a) (in particular continued ownership of the Marketing Authorizations and/or Marketing Authorization Applications relating to the Product in the Field in the Territory) (collectively, the “IP Rights”), constitute “intellectual property” pursuant to section 101(35A) of the U.S. Bankruptcy Code, and any rejection of this Agreement, including the license provided hereunder and any associated amendments, amendments and restatements or modifications hereto, by Applied in a U.S. bankruptcy proceeding shall be governed by the U.S. Bankruptcy Code, including section 365(n) thereof.

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(b)The IP Rights may be exercised by Advanz in accordance with any applicable license terms hereunder notwithstanding the commencement by Applied of any bankruptcy, insolvency or similar proceeding, and notwithstanding the imposition of the automatic stay pursuant to section 362 of the U.S. Bankruptcy Code.  To the extent necessary, Applied hereby consents to relief from the automatic stay pursuant to section 362 of the Bankruptcy Code to permit Advanz to exercise the IP Rights in accordance with any applicable license terms hereunder without further order of any court, and agrees to take all acts necessary to seek such consent and the access needed to exercise such rights.
(c)To the extent Advanz elects to retain its rights under section 365(n)(1)(B) of the Bankruptcy Code following any rejection of this Agreement, including the license provided hereunder and any associated amendments, amendments and restatements or modifications hereto, Advanz may exercise and shall be entitled to the benefits of the IP Rights in accordance with this Agreement.
18.3Jurisdiction and Dispute Resolution Process.  With the exception of those matters referred for resolution by independent Third Parties under Section 10.8, by independent consultants under Section 8.7(c), which are subject to equitable relief under Section 19.15 or subject to Section 18.3(c)(iv), any dispute, controversy or claim relating to any contractual and non-contractual obligations arising out of or relating to this Agreement, or the interpretation or breach thereof, including disputes regarding the existence, validity or termination of this Agreement or the scope of the agreement to arbitrate herein (each, a “Dispute”), shall be determined in accordance with the provisions of this Section 18.3:
(a)If any Dispute arises, either Party may provide written notice of the Dispute to the other Party and request negotiation between the executive officers of each Party (“Dispute Notice”).  Within fifteen (15) days after the delivery of a Dispute Notice, the executive officers shall confer in person or by teleconference to attempt to settle the Dispute.  All communication between such executive officers shall not be construed as an admission or agreement as to the liability of any Party, nor be admitted in evidence in any related arbitration, litigation, or other adversary proceeding.
(b)If, within [***] after the delivery of a Dispute Notice, the Parties are unable to resolve the Dispute in writing, upon written notice by any Party to the other Party, such Dispute shall be determined exclusively by final and binding arbitration administered by the London Court of International Arbitration in accordance with its International Arbitration Rules, except as modified herein.
(c)In any arbitration commenced pursuant to this Section 18.3:
(i)	There shall be three arbitrators, one of which shall be appointed by Applied and another of which shall be appointed by Advanz, in each case, within twenty (20) days of the date of delivery of the notice of arbitration. The third arbitrator, who shall serve as the president of the tribunal, shall be jointly appointed by the two Party-appointed arbitrators within twenty (20) days of the date of appointment of the second arbitrator to be appointed. Any arbitrator not timely appointed as provided herein shall be appointed,

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at the written request of any Party to the arbitration, by the London Court of International Arbitration.
(ii)	The seat of arbitration shall be London, England. The language of the arbitration shall be English. The Parties agree that the award rendered by the arbitral tribunal shall be final and binding and enforceable against the Parties and their respective assets in any court of competent jurisdiction. Unless determined otherwise by the arbitral tribunal, each Party shall pay its own Costs and Expenses in connection with the arbitration, except that the Parties shall pay an equal share of all Costs and Expenses related to compensation of the arbitral tribunal and site and administrative fees. The arbitral tribunal shall not award any damages excluded by Section 17.6.
(iii)	Any arbitration hereunder shall be confidential, and neither the Parties nor their agents shall disclose to any Third Party not involved in the arbitration the existence or status of the arbitration, any information made known or documents produced in the arbitration not otherwise available to them or in the public domain, or any awards arising from the arbitration, except and to the extent that disclosure is required by Applicable Laws or is required to protect or pursue a legal right.
(iv)	For any proceeding in aid of arbitration or to seek interim relief (such as an injunction) against the other Party to protect its rights and interests, or to enforce the obligations of the other Party, each Party irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts of England and Wales located in London, England (“English Courts”), and to the non-exclusive jurisdiction and venue of English Courts for any action to enforce any arbitration award obtained pursuant to this Agreement. In any such action: (i) each Party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in the English Courts; (ii) each Party irrevocably consents to service of process in the manner provided for notices in this Agreement or in any other manner permitted by Applicable Laws; and (iii) each Party waives any right to trial by jury in any court. Notwithstanding the foregoing, the arbitral tribunal also shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any provisional, temporary or preliminary relief issued by a court hereunder.
(v)	Each Party shall continue to perform obligations hereunder, when any bona fide Dispute is pending.
18.4Third Party Licenses.  Notwithstanding anything to the contrary herein, with respect to any Dispute arising out of or related to any Third Party License, such Dispute shall be governed

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by and construed in accordance with the laws of the State of New York, without reference to or reliance upon its rules regarding conflicts of laws and shall be subject to the dispute resolution provisions set forth in the applicable Third Party License.

Section 19.MISCELLANEOUS
19.1Force Majeure.  Excluding payment obligations, neither Party hereto shall be liable to the other Party for any Damages attributable to a default under or breach of this Agreement to the extent resulting from war (whether declared or undeclared), acts of God, revolution, acts of terror, fire, earthquake, flood, pestilence, riot, enactment or change of Applicable Laws (following the Effective Date), accident(s), labor trouble, global shortage of or inability to obtain material equipment, supplies of the Product or any other cause beyond the reasonable control of such Party and the effect of which could not have been mitigated by reasonable contingency planning (each, a “Force Majeure Event”); provided that if such a cause occurs, then the Party affected will promptly notify the other Party of the nature and likely result and duration (if known) of such cause and use its Commercially Reasonable Efforts to mitigate, avoid and/or remove such causes of nonperformance as soon as is reasonably practicable.  Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall promptly recommence.  If the resulting default or event lasts for a period of longer than three (3) months, the Parties shall meet to implement appropriate remedial measures; provided that, if the resulting default or event lasts for a period of longer than six (6) months, the unaffected Party may terminate this Agreement.  Upon the occurrence of a Force Majeure Event that lasts for a period of more than three (3) months, the Parties shall arrange a meeting between Advanz’s CEO and/or CFO (or equivalent role) and Applied’s CEO and/or CFO (or equivalent role) to determine whether a continuity plan is required.  In the event that Applied is the affected Party, Applied shall promptly submit to Advanz for its approval (and once approved, implement), a continuity plan to deal with the consequences of the Force Majeure Event as soon as reasonably practicable (the “FM Continuity Plan”).  If required by Advanz, the FM Continuity Plan shall include rights for Advanz to exercise some or all of its right to step-in under Section 8.14 following issue of a Step-In Notice to Applied.
19.2Severability.  If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the enforceability or validity of the remainder of this Agreement or any of its provisions; provided, however, that the unenforceable or invalid provision shall be replaced in a manner that best accomplishes the original intentions of the Parties, by agreement of the Parties or by a court of competent jurisdiction.
19.3Waivers.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  Neither the waiver by any Party of any term or condition of this Agreement nor the failure on the part of any Party, in one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

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19.4Entire Agreements; Amendments.
(a)This Agreement, the Quality Agreement and the Pharmacovigilance Agreement set forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes and replaces any and all agreements, statements, arrangements or understandings, verbal or written, made between Applied and Advanz before the Effective Date with respect to the subject matter hereof, including the Mutual Confidentiality Agreement by and between Advanz Pharma Services (UK) Limited and Applied dated July 5, 2022. All Confidential Information disclosed by either Party to the other Party prior to the Effective Date will be deemed, as of the Effective Date, to have been disclosed pursuant to, and will be subject only to, this Agreement.
(b)None of the terms of this Agreement shall be amended, supplemented or modified except in writing signed by the Parties.
19.5Survival.  The provisions of Sections 2.7, 5.4 (as required to comply with Applicable Laws), 7.4(c) and (h), 8.3, 10.8 (for two (2) years), 12 (for the time period set forth therein), 13.6, 16.2, 16.3, 17.1 through 17.4 (inclusive), 17.5 (for three (3) years), 17.6, 18, 19.2 through 19.10 (inclusive), 19.12 and 19.14 through 19.15 (inclusive), and Exhibit H (to the extent required by the Third Party Licenses), as well as (x) any other Sections or defined terms referred to in such Sections or necessary to give them effect and (y) any other provision that by its terms expressly survives termination of this Agreement, shall survive termination of this Agreement and remain in force until discharged in full.  Furthermore, any other provisions required to interpret and enforce the Parties’ rights and obligations or to wind up their outstanding obligations under this Agreement shall survive to the extent required.  For clarity, if Section 16.3(a) is triggered, survival shall be governed by Section 16.3(a)(xi).
19.6Assignment; Binding Effect.
(a)Neither this Agreement nor any rights or obligations of either Party to this Agreement may be assigned or otherwise transferred by either Party without the consent of the other Party; provided, however either Party may, without such consent, assign this Agreement, in whole or in part to any of its respective Affiliates, but for only so long as such assignee remains an Affiliate of such Party; provided that such assigning Party shall remain jointly and severally liable with such Affiliate in respect of all obligations so assigned;
(b)Advanz may assign this Agreement to a Third Party acquiror to all or substantially all of the assets of Advanz, whether by merger or sale of all or substantially all of Advanz’s assets, so long as such Third Party agrees in writing to be bound by the terms of this Agreement; and
(c)Applied may assign this Agreement to a Third Party acquiror to all or substantially all of the assets of Applied to which this Agreement relates, whether by merger or sale of line of business or of all or substantially all of Applied’s assets to which this Agreement relates, so long as such Third Party agrees in writing to be bound by the terms of this Agreement and the relevant Intellectual Property to which the licenses granted to Advanz under this Agreement relates, are transferred to such assignee (or arrangements shall be put in place to ensure that such licenses granted are not adversely affected in any way).

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(d)Notwithstanding anything to the contrary herein, nothing herein shall prevent Applied or its Affiliates from engaging in any merger, consolidation, reorganization, sale or purchase of stock, or sale or purchase of assets, or undergoing any change of control, including in each case with respect to any line of business, or prevent Applied or its Affiliates with respect to any royalty or milestone sale, collateralized loan or other financing.  For clarity, a change of control of an entity does not constitute an assignment or transfer.
(e)Any purported assignment in violation of this Section 19.6 shall be void.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.
19.7Independent Contractor.  The relationship between Applied and Advanz is that of independent contractors.  Applied and Advanz are not joint venturers, partners, principal and agent, employer and employee, and have no other relationship other than independent contracting parties.
19.8Notices.  Each communication and document made or delivered by one Party to another under this Agreement shall be made in the English language.  Subject to Section 3.1 and Section 6, notices, consents, approvals, and requests required hereunder given by one Party to the other hereunder shall be in writing and made by registered or certified air mail, express overnight courier or delivered personally to the following addresses of the respective Parties:

If to Applied:

545 5th Avenue, Suite 1400
New York, NY 10017
Attn: Shoshana Shendelman, Chief Executive Officer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attn: Michael Schwartz

If to Advanz:

Capital House
1st Floor
85 King William Street
London
EC4N 7BL
Attn: Chief Corporate Development Officer

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with a copy to:

Capital House
1st Floor
85 King William Street
London
EC4N 7BL

and by email to:

legalteam@advanzpharma.com
Attn: General Counsel

Notices hereunder shall be deemed to be effective (a) upon receipt if personally delivered; (b) on the tenth (10th) Business Day following the date of mailing if sent by registered or certified air mail; (c) on the second (2nd) Business Day following the date of transmission or delivery to the overnight courier if sent by facsimile or overnight courier; and (d) subject to Section 3.1, if sent by email on the earliest of a receipt of a delivery or read receipt email from the correct address, on receipt of confirmation of receipt from the recipient or twenty-four (24) hours from delivery if sent to the correct email address and no notice of delivery failure is received.  A Party may change its address listed above by sending notice to the other Party in accordance with this Section 19.8.

19.9Third-Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party, (whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise); provided that [***] shall be a third party beneficiary of this Agreement to the extent permitted under Applicable Laws, solely to enforce the Applied Patent Rights and/or Applied Technology (in each case, which are owned by [***]).  Subject to the foregoing and the indemnification obligations set forth in Sections 17.1 17.2, and 17.3 which shall be enforced by each Party with respect to any of their respective indemnified parties, no Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.
19.10Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.
19.11Performance by Affiliates.  To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations, and any breaches of this Agreement by any such Affiliate shall be deemed a breach by and enforceable against such Party hereunder.  Advanz may use one or more of its Affiliates to exercise its rights or perform its obligations and duties hereunder; provided that Advanz shall remain liable hereunder for the prompt payment and performance of all of its obligations hereunder, including, for the avoidance of doubt, in respect of any Net Sales of Products attributable to the Commercialization activities of any of Advanz’s Affiliates or Sublicensees.
19.12Further Assurance.  Each Party shall (at its own cost) do, execute or procure to be done and executed all acts, deeds, documents and things as are reasonably necessary or desirable to give full effect to this Agreement.

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19.13Counterparts.  This Agreement may be executed in any counterparts, each of which, when executed, shall be deemed to be an original and which together shall constitute one and the same document.  Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.
19.14Order of Precedence.  In the event of any conflict between:
(a)the Quality Agreement and this Agreement, the Quality Agreement shall take precedence with regard to matters affecting the quality of the Products;
(b)the Pharmacovigilance Agreement and this Agreement, the Pharmacovigilance Agreement shall take precedence with regard to matters to any safety data matters relating to the Products;
(c)the Sections and the Exhibits in this Agreement, the Sections in this Agreement shall take precedence over the Exhibits.
19.15Equitable Remedies.  The Parties agree that irreparable harm, or damage for which monetary damages would not be an adequate remedy, may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, without limitation of other remedies which may be available to a Party for breach of this Agreement by the other Party, the Parties shall be entitled to seek equitable relief, including an injunction or injunctions to prevent or mitigate breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.
19.16Data Protection.  The Parties acknowledge that, to the extent that any personal data is processed under the terms of this Agreement, each Party is a separate controller in respect of that personal data and shall comply with all Applicable Laws in respect of data protection in relation to the processing of that personal data.
19.17Financial Stability.  Applied covenants and agrees that, so long as this Agreement shall remain in effect, it will furnish to Advanz (a) within ninety (90) days after the end of each fiscal year of Applied, a consolidated balance sheet and related statements of operations of Applied and its controlled Affiliates (provided that “controlled” shall have the meaning assigned to it in Section 1.10), if any, as of the close of such fiscal year and the consolidated results of its operations during such year (it being understood that the filing by Applied of annual reports on Form 10-K of Applied and its consolidated Subsidiaries with the Securities and Exchange Commission shall satisfy the requirements of this Section 19.17 to the extent such annual reports include the information specified herein) and (b) within forty-five (45) days after the end of the first three (3) quarterly periods of each fiscal year of Applied, a consolidated balance sheet and related statements of operations of Applied and its Subsidiaries, if any, as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year (it being understood that the filing by Applied of quarterly reports on Form 10-Q of Applied and its consolidated Subsidiaries with the Securities and Exchange Commission shall satisfy the requirements of this Section 19.17 to the extent such quarterly reports include the information specified herein).  In this Section 19.17, financial circumstances, which Advanz

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reasonably believes will materially prejudice Applied’s ability to perform its obligations, shall constitute a “Financial Stability Event.”

Without prejudice to any other rights or remedies of Advanz, upon the occurrence of a Financial Stability Event, Advanz shall have the right to require Applied to: (i) provide to Advanz such relevant financial information (given the nature of the Financial Stability Event) relating to Applied as Advanz may reasonably require (which Applied shall promptly provide); and/or (ii) arrange a meeting between Advanz’s CEO and/or CFO (or equivalent role) and Applied’s CEO and/or CFO (or equivalent role) whom Applied shall make available for this purpose, as soon as reasonably practicable, to determine whether a continuity plan is required.  At such meeting, discussions between the Parties shall take into consideration how to avoid placing Applied’s assets including the Product in jeopardy and delaying access of the Product to patients.

Following such meeting, if Advanz determines that a continuity plan is required, Applied shall promptly submit to Advanz for its approval (and once approved, implement), a continuity plan to deal with the consequences of the Financial Stability Event as soon as reasonably practicable (the “Continuity Plan”).  If mutually agreed by both Parties, the Continuity Plan shall include rights for Advanz to exercise some or all of its Step-In Rights under Section 8.14(a) following issue of a Step-In Notice to Applied.

[Signature Page Follows]

18

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized officers upon the date set out below.

APPLIED THERAPEUTICS, INC.	MERCURY PHARMA GROUP LIMITED

By: ___________________________ Name: Title:	By:____________________________ Name: Title:

Exhibit A

Compound

Exhibit A-1

Exhibit B

Applied Patent Rights

[***]

Exhibit B-1

Exhibit C

Licensed Trademarks

[***]

Exhibit C-1

Exhibit D

Territory

Austria, Belgium, Bulgaria, Croatia, Republic of Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland and the United Kingdom

Exhibit D-1

Exhibit E

Third Party Licenses

1.Columbia License

2.Miami License

Exhibit E-1

Exhibit F

Press Release

For immediate release

ADVANZ PHARMA to receive exclusive rights from Applied Therapeutics to commercialise AT-007 (govorestat) in Europe

●

ADVANZ PHARMA secures exclusive rights to register and commercialise AT-007, a Phase 3 development compound for the treatment of several rare neurological diseases, including Galactosemia and SORD Deficiency, in the European Economic Area, the UK, and Switzerland

●	ADVANZ PHARMA will leverage its existing specialty, hospital, and rare disease expertise and infrastructure to ensure successful commercialisation and patient access

London, UK – January 4, 2023: ADVANZ PHARMA Corp. (“ADVANZ” or “the Company”), a UK headquartered global pharmaceutical company with a strategic focus on specialty, hospital, and rare disease medicines in Europe, today announced that it has entered into an exclusive agreement with Applied Therapeutics, a clinical-stage biopharmaceutical company developing a pipeline of novel drug candidates against validated molecular targets in indications of high unmet medical need.

Under the terms of the agreement, Applied Therapeutics will be responsible for the clinical development and supply of AT-007, while ADVANZ will manage the registration and commercialisation in the European Economic Area, the UK, and Switzerland.

Steffen Wagner, CEO of ADVANZ, commented: “We are very excited to announce this partnership with Applied Therapeutics, which is fully aligned with ADVANZ’s strategy to be a partner of choice for commercialisation of specialty, hospital, and rare disease medicines in Europe.”

Exhibit F-1

“We believe ADVANZ PHARMA is an ideal partner for commercialisation of AT-007 in Europe,” said Shoshana Shendelman, PhD, Founder and CEO of Applied Therapeutics. “ADVANZ PHARMA’s commitment to improving the lives of patients alongside their critical infrastructure and expertise in rare diseases positions them well for commercial success. This partnership brings us one step closer to making AT-007 available to patients with Galactosemia and SORD Deficiency – both debilitating rare diseases with no other therapies currently available.”

Susanna El-Armale, Chief Corporate Development Officer of ADVANZ, stated: “This partnership with Applied Therapeutics delivers on our commitment to bring innovative products to market that serve an unmet medical need and it supports our ambition to build a strong product pipeline to drive ADVANZ’s mid- and long-term growth.”

Ends

About AT-007

AT-007 is a central nervous system (CNS) penetrant Aldose Reductase inhibitor (ARI) in development for the treatment of several rare neurological diseases, including Galactosemia, SORD Deficiency, and PMM2-CDG. In clinical trials, AT-007 significantly reduced plasma galactitol levels vs. placebo in adults and children with Galactosemia. AT-007 is currently being studied in a Phase 3 clinical outcomes trial (ACTION-Galactosemia Kids) in children ages 2-17 with Galactosemia, as well as a long-term open-label study in adults with Galactosemia. In a pilot study in adults with SORD Deficiency, AT-007 significantly reduced blood sorbitol levels. AT-007 is currently being studied in a Phase 3 trial (INSPIRE) investigating biomarker efficacy and clinical outcomes in adults and children 16 years and older with SORD Deficiency. The drug has been generally safe and well tolerated in all clinical studies to date.

About ADVANZ PHARMA

ADVANZ PHARMA is a global pharmaceutical company with a strategic focus on specialty, hospital, and rare disease medicines in Europe. The company has commercial affiliates in Europe, North America and Australia, and a Centre of Excellence in Mumbai, India, as well as an established global network of commercial partners throughout the rest of the world. With an agile and experienced team, including direct sales, marketing, and medical capabilities across Europe’s major markets, Canada, and Australia, ADVANZ PHARMA is committed to improving lives of patients by providing and enhancing the specialty, hospital, and rare disease medicines they depend on. The company has a broad expertise in several therapeutic areas including hepatology, gastroenterology, critical care, anti-infectives, endocrinology, oncology, and more broadly rare disease medicines, making ADVANZ PHARMA a partner of choice for the commercialisation of specialty, hospital, and rare disease medicines.

For more information, please visit our Website or Linkedin.

For media inquiries, please contact:

Exhibit F-2

Courtney Baines

ADVANZ PHARMA Corp.

Tel: +44 77641 7246 Email: courtney.baines@advanzpharma.com

Exhibit F-3

Applied Therapeutics Announces Partnership with Advanz Pharma for Commercialization of AT-007 (Govorestat) in Europe

●Advanz Pharma will leverage its specialty, hospital, and rare disease expertise and infrastructure to commercialize AT-007 in Europe for both Galactosemia and SORD Deficiency

●Applied Therapeutics will receive milestone payments of over €130 million and 20% royalty payments on net sales in Europe

●Deal strengthens Applied Therapeutics’ capital position and extends cash runway through key milestones

NEW YORK, January 4, 2023– Applied Therapeutics, Inc. (Nasdaq: APLT), a clinical-stage biopharmaceutical company developing a pipeline of novel drug candidates against validated molecular targets in indications of high unmet medical need, today announced a partnership with Advanz Pharma, a pharmaceutical company with a strategic focus on commercialization of specialty, hospital, and rare disease medicines, for commercialization of AT-007 (govorestat) in Europe.

“We believe Advanz Pharma is an ideal partner for commercialization of AT-007 in Europe,” said Shoshana Shendelman, PhD, Founder and CEO of Applied Therapeutics. “Advanz Pharma’s commitment to improving the lives of patients alongside their critical infrastructure and expertise in rare diseases positions them well for commercial success.  This partnership brings us one step closer to making AT-007 available to patients with Galactosemia and SORD Deficiency – both debilitating rare diseases with no other therapies currently available – and strengthens Applied Therapeutics’ capital position.”

“We are pleased to partner with Applied Therapeutics,” said Susanna El-Armale, Chief Corporate Development Officer of Advanz. “We believe that AT-007 represents a compelling scientific opportunity to treat rare diseases, including Galactosemia and SORD Deficiency. This partnership delivers on our commitment to bring innovative products to market that serve an unmet medical need and to build a strong product pipeline to drive Advanz’s mid- and long-term growth.”

Under the terms of the agreement:

●

Applied Therapeutics will receive certain near-term development milestones upon clinical trial completion and marketing authorization in Europe as well as commercial sales milestones, which in the aggregate amount to over €130 million, including €10 million upfront due upon signing.

●	Applied Therapeutics will receive royalties on any future net sales of AT-007 in Europe of 20%.
●

Applied Therapeutics will continue to be responsible for the development, manufacturing and supply of AT-007, and Advanz Pharma will be responsible for packaging, distribution and commercialization in Europe.

●

Advanz Pharma receives exclusive commercial rights in the European Economic Area, Switzerland, and the UK for AT-007 in Galactosemia and SORD Deficiency, with certain rights to future indications for AT-007 in Europe.

About AT-007

AT-007 is a central nervous system (CNS) penetrant Aldose Reductase inhibitor (ARI) in development for the treatment of several rare neurological diseases, including Galactosemia, SORD Deficiency, and PMM2-CDG. In clinical trials, AT-007 significantly reduced plasma galactitol levels vs. placebo in adults and children with Galactosemia.  AT-007 is currently being studied in a Phase 3 clinical outcomes trial (ACTION-Galactosemia Kids) in children ages 2-17 with Galactosemia, as well as a long-term open-label study in adults with Galactosemia.  In a pilot study in adults with SORD Deficiency, AT-007 significantly reduced blood sorbitol levels. AT-007 is currently being studied in a Phase 3 trial (INSPIRE) investigating

Exhibit F-4

biomarker efficacy and clinical outcomes in adults and children 16 years and older with SORD Deficiency. The drug has been generally safe and well tolerated in all clinical studies to date.

About Applied Therapeutics

Applied Therapeutics is a clinical-stage biopharmaceutical company developing a pipeline of novel drug candidates against validated molecular targets in indications of high unmet medical need. The Company’s lead drug candidate, AT-007, is a novel central nervous system penetrant Aldose Reductase Inhibitor (ARI) for the treatment of CNS rare metabolic diseases, including Galactosemia, SORD Deficiency, and PMM2-CDG. The Company is also developing AT-001, a novel potent ARI, for the treatment of Diabetic Cardiomyopathy, or DbCM, a fatal fibrosis of the heart. The preclinical pipeline also includes AT-003, an ARI designed to cross through the back of the eye when dosed orally, for the treatment of Diabetic retinopathy.

To learn more, please visit www.appliedtherapeutics.com and follow the company on Twitter @Applied_Tx.

About Advanz Pharma

ADVANZ PHARMA is a global pharmaceutical company with a strategic focus on specialty, hospital, and rare disease medicines in Europe and Canada.  The company has commercial affiliates in Europe, North America and Australia, and a Centre of Excellence in Mumbai, India, as well as an established global network of commercial partners throughout the rest of the world. With an agile and experienced team, including direct sales, marketing, and medical capabilities across Europe’s major markets, Canada, and Australia, ADVANZ PHARMA is committed to improving lives of patients by providing and enhancing the specialty, hospital, and rare disease medicines they depend on.  The company has a broad expertise in several therapeutic areas including hepatology, gastroenterology, CNS, critical care, anti-infectives, endocrinology, oncology, and more broadly rare disease medicines, making ADVANZ PHARMA a partner of choice for the commercialization of specialty, hospital, and rare disease medicines.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, included in this press release regarding the strategy, future operations, prospects, plans and objectives of management, including words such as “may,” “will,” “expect,” “anticipate,” “plan,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are forward-looking statements. These include, without limitation, statements regarding (i) the anticipated benefits of the Company’s partnership with Advanz Pharma and (ii) the expected development milestone payments. Forward-looking statements in this release involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, and we, therefore cannot assure you that our plans, intentions, expectations or strategies will be attained or achieved.

Such risks and uncertainties include, without limitation, (i) our plans to develop, market and commercialize our product candidates, (ii) the initiation, timing, progress and results of our current and future preclinical studies and clinical trials and our research and development programs, (iii) our ability to take advantage of expedited regulatory pathways for any of our product candidates, (iv) our estimates regarding expenses, future revenue, capital requirements and needs for additional financing, (v) our ability to successfully acquire or license additional product candidates on reasonable terms and advance product candidates into, and successfully complete, clinical studies, (vi) our ability to maintain and establish collaborations or obtain

Exhibit F-5

additional funding, (vii) our ability to obtain and timing of regulatory approval of our current and future product candidates, (viii) the anticipated indications for our product candidates, if approved, (ix) our expectations regarding the potential market size and the rate and degree of market acceptance of such product candidates, (x) our ability to fund our working capital requirements and expectations regarding the sufficiency of our capital resources, (xi) the implementation of our business model and strategic plans for our business and product candidates, (xii) our intellectual property position and the duration of our patent rights, (xiii) developments or disputes concerning our intellectual property or other proprietary rights, (xiv) our expectations regarding government and third-party payor coverage and reimbursement, (xv) our ability to compete in the markets we serve, (xvi) the impact of government laws and regulations and liabilities thereunder, (xvii) developments relating to our competitors and our industry, (xvii) the impact of the COVID-19 pandemic on the timing and progress of our ongoing clinical trials and our business in general and (xiv) other factors that may impact our financial results. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as otherwise required by law, we disclaim any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

Contacts

Investors:

Maghan Meyers

(212) 600-1902

appliedtherapeutics@argotpartners.com

Media:

media@appliedtherapeutics.com

Applied Therapeutics, Inc.

Exhibit F-6

Exhibit G

COGs Components

[***]

Exhibit G-1

Exhibit H

Third Party License Flow-Down Provisions

[***]

Exhibit H-1

Exhibit I

Cost of Goods Analysis

[***]

Exhibit I-1

Exhibit J

Affiliate Sublicensees as at Effective Date

[***]

Exhibit J-1